Filed Pursuant to Rule 424(B)(5)
Registration No. 333-109802

Subject to Completion

Preliminary Pricing Supplement dated May 11, 2004

PRICING SUPPLEMENT DATED MAY     , 2004

(To Prospectus supplement and Prospectus dated November 26, 2003)

Pricing Supplement Number:

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

Due Nine Months or More from Date of Issue

Knock-In Notes

Linked to the performance of JetBlue Airways Corporation common stock due May 23, 2005

(the “Notes”)

The Notes:

•	We will pay interest on the principal amount of the Notes semiannually, at a rate of 14% per year, beginning November 21, 2004.

•	We cannot redeem the Notes prior to maturity.

•	The amount you receive at maturity is linked to the price of JetBlue Airways Corporation common stock (trading symbol “JBLU”). In certain circumstances, you may receive shares of the common stock of JetBlue Airways Corporation that will be worth less than the principal amount of the Notes, resulting in a loss of principal.

•	Senior unsecured debt securities part of a series entitled “Medium-Term Notes, Series C”.

•	JetBlue Airways Corporation has no obligations relating to, and does not sponsor or endorse, the Notes.

•	Expected settlement date: May , 2004.

•	CUSIP NO.: 59018YTS0

Payment at maturity:

•	We will determine an initial price for a share of common stock of JetBlue Airways Corporation on the date the Notes are priced for initial sale to the public (the “Initial Price”).
•	The knock-in price will equal 70% of the Initial Price.

•	Payment at maturity will be based on the following:

•	If the closing market price of JetBlue Airways Corporation common stock is equal to or above the knock-in price on each day during the term of the Notes or if the closing market price of JetBlue Airways Corporation common stock on the fourth trading day before maturity is at or above the Initial Price, at maturity you will receive a cash payment per Note equal to the $1,000 principal amount of your Note.

•	If the closing market price of JetBlue Airways Corporation common stock is below the knock-in price on any date during the term of the Notes and the closing market price of JetBlue Airways Corporation common stock on the fourth trading day before maturity is below the Initial Price, at maturity you will receive a fixed number of shares of JetBlue Airways Corporation common stock, equal to the then current share multiplier, that will at that time be worth less than the principal amount of your Notes.

•	The initial share multiplier will be determined on the pricing date by dividing $1,000 by the Initial Price.

Information included in this pricing supplement supercedes information in the accompanying prospectus supplement and prospectus to the extent it is different with that information.

Investing in the Notes involves risks that are described in the “ Risk Factors” section of this pricing supplement and the accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price(1)	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$	$

(1)	Plus accrued interest from May , 2004, if settlement occurs after that date.

Merrill Lynch & Co.

The date of this pricing supplement is May     , 2004.

Prospectus Supplement

Prospectus

SUMMARY—Q&A

This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying prospectus supplement and prospectus to help you understand the Knock-in Notes linked to JetBlue Airways Corporation (the “Underlying Company”) common stock (the “Common Stock”) due May 23, 2005 (the “Notes”). You should carefully read this pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the Notes as well as the tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should carefully review the “Risk Factors” section, which highlights certain risks associated with an investment in the Notes, to determine whether an investment in the Notes is appropriate for you.

References in this pricing supplement to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc. and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

What are the Notes?

The Notes will be senior debt securities issued by ML&Co. and part of a series entitled “Medium-Term Notes, Series C” and will not be secured by collateral. The Notes will rank equally with all of our other unsecured and unsubordinated debt. ML&Co. will issue the Notes in denominations of $1,000 and integral multiplies of $1,000 in excess thereof. The Notes will mature on May 23, 2005. The Notes will not be subject to redemption by ML&Co. or at the option of any beneficial owner before maturity.

What form will the Notes take?

Each Note will have a principal amount of $1,000. You may transfer the Notes only in denominations of $1,000 and integral multiplies of $1,000 in excess thereof. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled “Description of Debt Securities—Depositary” in the accompanying prospectus.

When will I receive interest?

Interest on the Notes will accrue at a rate of 14% per year on the $1,000 principal amount of each Note from and including May 21, 2004 to but excluding the maturity date. You will receive semiannual interest payments on May 21 and November 21 of each year, beginning November 21, 2004. If any interest payment date is not a Business Day, you will receive payment on the following Business Day.

What will I receive upon maturity of the Notes?

At maturity, for each Note you own, you will receive a payment equal to the “Redemption Amount” or the delivery of shares of Common Stock. The Redemption Amount to which you will be entitled, and whether you will receive shares of Common Stock, depends on the closing market prices of the Common Stock during the term of the Notes and at maturity:

(i) If the closing market price is equal to or above the Knock-In Price on each Trading Day during the term of the Notes, or the Ending Value is equal to or greater than the Initial Price, the Redemption Amount per Note will equal $1,000 cash.

(ii) If the closing market price is below the Knock-In Price on any Trading Day during the term of the Notes and the Ending Value is less than the Initial Price, we will deliver to you a number of shares of Common Stock equal to the then current Share Multiplier.

The “Knock-In Price” will equal 70% of the Initial Price.

The “Initial Price” will equal the closing market price of one share of Common Stock on the date the Notes are priced for initial sale to the public (the “Pricing Date”). We will disclose the Initial Price to you in the final pricing supplement delivered in connection with sales of the Notes. The Initial Price will be subject to adjustment during the term of the Notes to account for certain corporate events relating to the Common Stock, as described in this pricing supplement.

The “Ending Value” will equal the closing market price at which the Common Stock traded on the fourth scheduled Trading Day before the maturity of the Notes, subject to adjustment as described in this pricing supplement if on that Trading Day there is a disruption in the trading of the Common Stock or certain futures or options contracts relating to the Common Stock.

The initial “Share Multiplier” will be determined on the Pricing Date by dividing $1,000, the principal amount of one Note, by the Initial Price. We will disclose the initial Share Multiplier to you in the final pricing supplement delivered in connection with the sales of the Notes. The Share Multiplier will be subject to adjustment to account for certain corporate events relating to the Underlying Company as described in this pricing supplement. If May 7, 2004 were the Pricing Date for the Notes, based upon the closing market price of one share of Common Stock of $26.75, the Share Multiplier would equal 37.38317757. We will not distribute fractional shares of Common Stock. Instead, the number of shares of Common Stock to be delivered at maturity will be aggregated and the value of the fractional share will be paid in cash. Please see the section entitled “Description of the Notes—Fractional Shares”.

For more specific information regarding the corporate events referred to above, please see the section entitled “Description of the Notes—Antidilution Adjustments; Market Disruption Events” and “—Reorganization Events” in this pricing supplement.

Examples

Set forth below are four examples of Redemption Amount calculations based on the following assumptions:

Hypothetical Initial Price: $26.75

Hypothetical Knock-In Price: $18.73

Hypothetical Share Multiplier: 37.38317757

Example 1—The hypothetical Ending Value is equal to 105% of the hypothetical Initial Price (irrespective of whether the closing market price is below the hypothetical Knock-In Price on any Trading Day during the term of the Notes):

Hypothetical Ending Value: $28.09

Redemption Amount (per Note) = $1,000

Example 2—The hypothetical Ending Value is equal to 90% of the hypothetical Initial Price but the closing market price is equal to or above the hypothetical Knock-In Price on any Trading Day during the term of the Notes:

Hypothetical Ending Value: $24.08

Redemption Amount (per Note) = $1,000

Example 3—The hypothetical Ending Value is equal to 90% of the hypothetical Initial Price and the closing market price is below the hypothetical Knock-In Price on any Trading Day during the term of the Notes:

Hypothetical Ending Value: $24.08

Redemption Amount (per Note) = a number of shares of Common Stock equal to the Share Multiplier

Are the Notes principal protected?

No. In the event that the Ending Value is less than the Initial Price and the closing market price is below the Knock-In Price on any Trading Day during the term of the Notes, the value of the shares of Common Stock you receive at maturity will be less than the principal amount of the Notes and you will have lost a part or all of your principal investment in the Notes.

Will I benefit from any appreciation in the Common Stock during the term of the Notes?

No. If the Common Stock has appreciated above the Initial Price during the term of the Notes, the Redemption Amount you receive will not reflect that appreciation. You should understand that the maximum amount you will earn through an investment in the Notes is interest on the Notes at a rate of 14% per year on the $1,000 principal amount of each Note.

For more specific information about what you will receive upon maturity of the Notes, please see the section entitled “Description of the Notes” in this pricing supplement.

Who is the Underlying Company?

The Underlying Company has disclosed that it is a low-fare, low-cost passenger airline that provides high-quality customer service primarily on point-to-point routes between 22 destinations in 11 states and Puerto Rico. You should independently investigate the Underlying Company and decide whether an investment in the Notes linked to the Common Stock is appropriate for you.

Because the Common Stock is registered under the Securities Exchange Act of 1934, the Underlying Company is required to file periodically certain financial and other information specified by the Securities and Exchange Commission. Information provided to or filed with the SEC by the Underlying Company can be located by reference to SEC file number 000-49728 and inspected at the SEC’s public reference facilities or accessed over the Internet through the SEC’s website. In addition, information regarding the Underlying Company may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information. We make no representation or warranty as to the accuracy or completeness of any such information. For further information, please see the sections entitled “The Common Stock—The Underlying Company” and “Where You Can Find More Information” in this pricing supplement.

What is the Underlying Company’s role in the Notes?

The Underlying Company has no obligations relating to the Notes or amounts to be paid to you, including any obligation to take the needs of ML&Co. or of beneficial owners of the Notes into consideration for any reason. The Underlying Company will not receive any of the proceeds of the offering of the Notes and is not responsible for, and has not participated in, the offering of the Notes and is not responsible for, and will not participate in, the determination or calculation of the amount receivable by beneficial owners of the Notes. ML&Co. is not affiliated with the Underlying Company.

What about taxes?

The U.S. federal income tax consequences of an investment in the Notes are complex and uncertain. Pursuant to the terms of the Notes, ML&Co. and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize a Note for all tax purposes as an investment unit consisting of a debt instrument of ML&Co. and a put option to acquire shares of the Common Stock at maturity upon the occurrence of certain specified events. You should review the discussion under the section entitled “United States Federal Income Taxation” in this pricing supplement.

Will the Notes be listed on a stock exchange?

The Notes will not be listed on any securities exchange and we do not expect a trading market for the Notes to develop, which may affect the price you receive for your Notes upon any sale prior to maturity. You should review the section entitled “Risk Factors—A trading market for the Notes is not expected to develop” in this pricing supplement.

What is the role of MLPF&S?

Our subsidiary MLPF&S is purchasing the Notes, as principal, from ML&Co., for resale through an affiliate to dealers that will resell the Notes to investors and other purchasers at the public offering price set forth on the cover of this pricing supplement. After the initial offering, MLPF&S intends to create a secondary market for holders of the Notes, and it may stabilize or maintain the market price of the Notes during the initial distribution of the Notes. MLPF&S will not, however, be obligated to engage in any of these market activities or continue them once it has started.

MLPF&S will also be our agent for purposes of calculating, among other things, the Redemption Amount and the number of shares of Common Stock, if any, deliverable to you at maturity. Under certain circumstances, these duties could result in a conflict of interest between MLPF&S’ status as our subsidiary and its responsibilities as calculation agent.

Who is ML&Co.?

Merrill Lynch & Co., Inc. is a holding company with various subsidiaries and affiliated companies that provide investment, financing, insurance and related services on a global basis.

For information about ML&Co., see the section entitled “Merrill Lynch & Co., Inc.” in the accompanying prospectus. You should also read other documents ML&Co. has filed with the SEC, which you can find by referring to the section entitled “Where You Can Find More Information” in the accompanying prospectus.

Are there any risks associated with an investment in the Notes?

Yes, an investment in the Notes is subject to risk, including the risk of loss of principal, credit risk, liquidity risk and market risk. Please refer to the section entitled “Risk Factors” in this pricing supplement.

RISK FACTORS

Your investment in the Notes will involve risks. You should carefully consider the following discussion of risks before deciding whether an investment in the Notes is suitable for you.

Your investment may result in a loss

The notes do not provide for a minimum repayment of the principal amount at maturity. If the closing market price is below the Knock-In Price on any Trading Day during the term of the Notes, you may receive a number of shares of Common Stock equal to the then current Share Multiplier if the Ending Value is less than the Initial Price. If you receive shares of Common Stock, the value of the shares of Common Stock you receive at maturity will be less than the principal amount of the Notes. Accordingly, you may lose part or all of your principal investment.

Your yield may be lower than the yield on a standard debt security of comparable maturity

The yield that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of ML&Co. with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike standard senior non-callable debt securities, the Notes do not guarantee the return of a principal amount at maturity.

The Redemption Amount cannot exceed the stated principal amount at maturity

You should understand that the maximum amount you will earn through an investment in the Notes is interest on the Notes at a rate of 14% per year on the $1,000 principal amount of each Note and that the Redemption Amount cannot exceed the stated principal amount at maturity. However, in the event that the Ending Value is less than the Initial Price and the closing market price is below the Knock-In Price on any Trading Day during the term of the Notes, the value of the shares of Common Stock you receive at maturity will be less than the principal amount of the Notes and you may therefore lose a part or all of your principal investment in the Notes.

In addition, your return on the Notes will not reflect the return you would realize if you actually owned the Common Stock and received the dividends, if any, paid on the Common Stock. You will not be entitled to receive dividends, if any, paid on the Common Stock.

A trading market for the Notes is not expected to develop

The Notes will not be listed on any securities exchange and we do not expect a trading market for the Notes to develop. Although our affiliate, MLPF&S, has indicated that it expects to bid for Notes offered for sale to it by Note holders, it is not required to do so and may cease making such bids at any time. The limited trading market for your Notes may affect the price that you receive for your Notes if you do not wish to hold your investment until maturity.

Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

The trading value of the Notes will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the trading value of the Notes caused by another factor and that the effect of one factor may exacerbate the decrease in the trading value of the Notes caused by another factor. For example, an increase in U.S. interest rates may offset some or all of any increase in the trading value of the Notes attributable to another factor, such as an increase in the price of the Common Stock. The following paragraphs describe the expected impact on the market value of the Notes given a change in a specific factor, assuming all other conditions remain constant.

The price of the Common Stock is expected to affect the trading value of the Notes.  We expect that the market value of the Notes will depend substantially on the price of the Common Stock. However, you generally should not expect the increase or decrease in the market value of your Notes to be identical to the increase or decrease in the market value of the Common Stock. For example, if you choose to sell your Notes when the price of the Common Stock, as adjusted for the Share Multiplier, exceeds the Initial Price, you may receive substantially less than the amount that would be payable at maturity based on this value because of the expectation that the price of the Common Stock will continue to fluctuate until the maturity date.

Changes in the levels of interest rates are expected to affect the trading value of the Notes.  We expect that changes in interest rates will affect the trading value of the Notes. In general, if U.S. interest rates increase, we expect that the trading value of the Notes will decrease and, conversely, if U.S. interest rates decrease, we expect that the trading value of the Notes will increase.

Changes in the volatility of the Common Stock are expected to affect the trading value of the Notes.   Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of the Common Stock increases, we expect the trading value of the Notes will decrease and, if the volatility of the Common Stock decreases, we expect that the trading value of the Notes will increase.

As the time remaining to maturity of the Notes decreases, the “time premium or discount” associated with the Notes will decrease. We anticipate that before their maturity, the Notes may trade at a value above or below that which would be expected based on the level of interest rates and the price of the Common Stock. This difference will reflect a “time premium or discount” due to expectations concerning the price of the Common Stock during the period before the stated maturity of the Notes. As the time remaining to maturity decreases, any discount or premium attributed to the trading value of the Notes will diminish, increasing or decreasing the trading value of the Notes.

Changes in dividend yield on the Common Stock are expected to affect the trading value of the Notes.  In general, if the dividend yield on the Common Stock were to increase, we expect that the value of the Notes would decrease and, conversely, if the dividend yield on the Common Stock were to decrease, we expect that the value of the Notes would increase.

Changes in our credit ratings may affect the trading value of the Notes.  Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Notes. However, because the return on your Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the percentage decrease in the price of the Common Stock at maturity, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.

In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Notes of a given change in some of the factors listed above will be less if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes. However, we expect that the effect on the trading value of the Notes given a change in the price of the Common Stock will be greater if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes.

Amounts payable on the Notes may be limited by state law

New York State law governs the 1983 Indenture under which the Notes will be issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the Notes. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

While we believe that New York law would be given effect by a state or federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the holders of the Notes, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

The Underlying Company has no obligations relating to the Notes

We are not affiliated with the Underlying Company, and the Underlying Company has no obligations relating to the Notes or amounts to be paid to you, including any obligation to take the needs of ML&Co. or of beneficial owners of the Notes into consideration for any reason. The Underlying Company will not receive any of the proceeds of the offering of the Notes and is not responsible for, and has not participated in, the offering of the Notes and is not responsible for, and will not participate in, the determination or calculation of the amount receivable by beneficial owners of the Notes.

Neither ML&Co. nor MLPF&S have conducted any due diligence inquiry with respect to the Underlying Company in connection with the offering of the Notes; and they make no representation as to the completeness or accuracy of publicly available information regarding the Underlying Company or as to the future performance of the Common Stock. Any prospective purchaser of the Underlying Company should undertake such independent investigation of the Underlying Company as in its judgment is appropriate to make an informed decision with respect to an investment in the Notes.

Holders of the Notes are not entitled to Stockholder’s rights

Beneficial owners of the Notes will not be entitled to any rights in the Common Stock including, for example, the right to receive dividends or other distributions, voting rights and the right to tender or exchange common stock in any tender or exchange offer by the Notes or any third party.

Purchases and sales by us and our affiliates may affect your return

We and our affiliates may from time to time buy or sell the Common Stock or futures or options contracts on the Common Stock for our own accounts for business reasons and expect to enter into these transactions in connection with hedging our obligations under the Notes. These transactions could affect the price of the Common Stock in a manner that could be adverse to your investment in the Notes. Any purchases by us, our affiliates or others on our behalf on or before the Pricing Date may temporarily increase the price of the Common Stock. Temporary increases in the price of the Common Stock may also occur as a result of the purchasing activities of other market participants in anticipation of this transaction. Consequently, the price of the Common Stock may decline subsequent to the Pricing Date reducing the market value of the Notes.

Potential conflicts of interest could arise

The calculation agent for the Notes is MLPF&S, our subsidiary. Under certain circumstances, MLPF&S’ role as our subsidiary and its responsibilities as calculation agent for the Notes could give rise to conflicts of interest. MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, you should be aware that because we control MLPF&S, potential conflicts of interest could arise.

We have entered into an arrangement with one of our subsidiaries to hedge the market risks associated with our obligations in connection with the Notes. This subsidiary expects to make a profit in connection with this arrangement. We did not seek competitive bids for this arrangement from unaffiliated parties.

Tax consequences are uncertain

You should consider the tax consequences of investing in the Notes, aspects of which are uncertain. See the section entitled “United States Federal Income Taxation” in this pricing supplement.

DESCRIPTION OF THE NOTES

ML&Co. will issue the Notes as a series of senior debt securities under the 1983 Indenture, which is more fully described in the accompanying prospectus. The Notes will mature on May 23, 2005. The CUSIP number for the Notes is                 .

The Notes will not be subject to redemption by ML&Co. or at the option of any beneficial owner before maturity. If an Event of Default occurs with respect to the Notes, registered holders of the Notes may accelerate the maturity of the Notes, as described under “—Events of Default and Acceleration” in this pricing supplement and “Description of Debt Securities—Events of Default” in the accompanying prospectus.

ML&Co. will issue the Notes in denominations of $1,000 and integral multiplies of $1,000 in excess thereof. You may transfer the Notes only in those denominations. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled “Description of Debt Securities—Depositary” in the accompanying prospectus.

The initial Share Multiplier for the Notes, when multiplied by the closing market price of the shares of Common Stock on the Pricing Date, will equal $1,000, the principal amount and original issue price of one Note. The Share Multiplier will be subject to adjustment for certain corporate events relating to the Underlying Company as described in this pricing supplement.

The Notes will not have the benefit of any sinking fund.

Interest

The Notes will bear interest at a rate of 14% per year on the $1,000 principal amount of each Note from and including May 21, 2004 or from the most recent interest payment date for which interest has been paid or provided for, to but excluding the maturity date. ML&Co. has determined that annual payments equal to    % of the stated principal amount of a Note equals the Debt Instrument Interest Payments and    % constitutes Put Option Premium. See “United States Federal Income Taxation—General”. We will pay interest on the Notes in cash semiannually in arrears on May 21 and November 21 of each year, beginning November 21, 2004, and on the maturity date. We will pay this interest to the persons in whose names the Notes are registered at the close of business on the immediately preceding May 6 and November 6, respectively, whether or not a Business Day. Notwithstanding the foregoing, upon redemption, the final payment of interest will be paid to the person to whom ML&Co. pays the Redemption Amount or delivers shares of Common Stock, as the case may be. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. If an interest payment date falls on a day that is not a Business Day, that interest payment will be made on the next Business Day and no additional interest will accrue as a result of the delayed payment or delivery.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law to close and with respect to any day on which securities are to be delivered is also a day that is a Trading Day.

Payment at Maturity

At maturity, a beneficial owner of a Note will be entitled to receive the Redemption Amount of that Note, or the delivery of shares of Common Stock, as provided below.

The “Redemption Amount” for a Note, and whether you will receive shares of Common Stock, will be determined by the calculation agent as described below.

(i) If the closing market price is equal to or above the Knock-In Price on each Trading Day during the term of the Notes, or the Ending Value is equal to or greater than the Initial Price, the Redemption Amount per Note will equal $1,000 cash.

(ii) If the closing market price is below the Knock-In Price on any Trading Day during the term of the Notes and the Ending Value is less than the Initial Price, we will deliver to you a number of shares of Common Stock equal to the then current Share Multiplier.

The “Knock-In Price” will equal 70% of the Initial Price.

The “Initial Price” will equal the closing market price of a share of Common Stock on the date the Notes are priced for initial sale to the public (the “Pricing Date”). We will disclose the Initial Price to you in the final pricing supplement delivered in connection with sales of the Notes. The Initial Price will be subject to adjustment during the term of the Notes to account for certain corporate events relating to the Common Stock, as described in “—Antidilution Adjustments; Market Disruption Events”.

The “Ending Value” will be determined by the calculation agent and will equal the closing market price at which the Common Stock traded on the fourth scheduled Trading Day before the maturity of the Notes. If that day is not a Trading Day, or if a Market Disruption Event has occurred on that Trading Day, then the Ending Value will equal the closing market price at which the Common Stock traded on the second scheduled Trading Day before the maturity of the Notes. If that day is not a Trading Day, or if a Market Disruption Event has occurred on that Trading Day, then the Ending Value will equal the closing market price of the Common Stock determined on the second scheduled Trading Day before the maturity of the Notes, regardless of the occurrence of a Market Disruption Event on that scheduled Trading Day.

“Trading Day” means a day on which the New York Stock Exchange (the “NYSE”), the AMEX and The Nasdaq National Market (the “Nasdaq”) are open for trading as determined by the calculation agent.

The “Share Multiplier” will be determined on the Pricing Date and will be disclosed to you in the final pricing supplement delivered in connection with sales of the Notes. The Share Multiplier will be subject to adjustment to account for certain corporate events relating to the Underlying Company as described under “—Antidilution Adjustments; Market Disruption Events”, “—Reorganization Events” and “—Alternative Dilution and Reorganization Adjustments” in this pricing supplement.

If the maturity date is not a Business Day, we will pay the Redemption Amount or deliver shares of Common Stock, as the case may be, on the next Business Day following the maturity date and no additional interest will accrue as a result of the delayed payment or delivery.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, absent manifest error, will be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the Notes.

Fractional Shares

We will not distribute fractional shares of Common Stock. If the number of shares of Common Stock to be delivered on the maturity date is not divisible by a whole number, we will aggregate all share amounts due to a registered holder on the maturity date, and, in lieu of delivering a fractional share of Common Stock, we will pay to the registered holder the cash value of the fractional share based on the closing market price. While the Notes are held at the depositary, the sole registered holder will be the depositary. Depositary participants have different policies pertaining to fractional shares. You should consult the participant through which you hold the Notes to ascertain a participant’s specific policy.

Hypothetical Returns

The following tables illustrate, for a hypothetical Initial Price and a range of hypothetical Ending Values, the product of the hypothetical Ending Value and the hypothetical initial Share Multiplier, the percentage change in the price of the Common Stock from the hypothetical Pricing Date to the hypothetical maturity date, the value of the amount payable or shares of Common Stock deliverable on the Notes at maturity, including the payment of accrued and unpaid interest on the maturity date, the total annualized yield on the Notes at maturity and the total annualized yield from direct ownership of the Common Stock.

The following tables assume:

•	hypothetical original issue date:	May 12, 2004

•	hypothetical initial Share Multiplier:	37.38317757 (based on a hypothetical Initial Price of $26.75 on the hypothetical Pricing Date of May 7, 2004

•	hypothetical Knock-In Price:	$18.73

•	interest rate:	14% per year

•	hypothetical interest payment dates:	On the 12th day of May and November of each year, beginning November 12, 2004 (computed on the basis of a 360-day year of twelve 30-day months, compounded annually)

•	hypothetical maturity date:	May 12, 2005

Payment at maturity if the closing market price is equal to or above the hypothetical Knock-In Price on each Trading Day during the term of the Notes:

Hypothetical Ending Value		Hypothetical amount payable on the Notes excluding interest		Hypothetical amount payable on the Notes including interest(1)	Total annualized yield on the Notes at maturity(1)(2)	Total annualized yield from direct ownership of the Common Stock(3)
$21.40		$1,000		$1,070	14.49%	-20.00%
$24.08		$1,000		$1,070	14.49%	-10.00%
$26.75	(4)	$1,000	(5)	$1,070	14.49%	0.00%
$29.43		$1,000		$1,070	14.49%	10.00%
$32.10		$1,000		$1,070	14.49%	20.00%
$34.78		$1,000		$1,070	14.49%	30.00%
$37.45		$1,000		$1,070	14.49%	40.00%
$40.13		$1,000		$1,070	14.49%	50.00%
$42.80		$1,000		$1,070	14.49%	60.00%
$45.48		$1,000		$1,070	14.49%	70.00%
$48.15		$1,000		$1,070	14.49%	80.00%

Payment at maturity if the hypothetical Ending Value is less than the hypothetical Initial Price and the closing market price is below the Knock-In Price on any Trading Day during the term of the Notes:

Hypothetical Ending Value		Hypothetical amount payable on the Notes excluding interest		Hypothetical amount payable on the Notes including interest(1)	Total annualized yield on the Notes at maturity(1)(2)	Total annualized yield from direct ownership of the Common Stock(3)
$5.35		$200		$270	-69.09%	-80.00%
$8.03		$300		$370	-58.47%	-70.00%
$10.70		$400		$470	-47.94%	-60.00%
$13.38		$500		$570	-37.45%	-50.00%
$16.05		$600		$670	-27.01%	-40.00%
$18.73		$700		$770	-16.60%	-30.00%
$21.40		$800		$870	-6.22%	-20.00%
$24.08		$900		$970	4.14%	-10.00%
$26.75	(4)	$1,000	(5)	$1,070	14.49%	0.00%
$29.43		$1,000		$1,070	14.49%	10.00%
$32.10		$1,000		$1,070	14.49%	20.00%
$34.78		$1,000		$1,070	14.49%	30.00%
$37.45		$1,000		$1,070	14.49%	40.00%
$40.13		$1,000		$1,070	14.49%	50.00%
$42.80		$1,000		$1,070	14.49%	60.00%
$45.48		$1,000		$1,070	14.49%	70.00%
$48.15		$1,000		$1,070	14.49%	80.00%

(1)	This amounts specified in these columns:
(a)	assume coupon payments are (i) made semiannually on the 12th day of May and November of each year, beginning November 12, 2004, and (ii) are not reinvested for the remainder of the term of the Notes;
(b)	assume an investment term from May 12, 2004 to May 12, 2005; and
(c)	are computed on the basis of a 360-day year of twelve 30-day months compounded annually.
(2)	The total annualized yield at maturity represents the annual interest rate used in determining the present values, discounted to the original issue date, of all payments made or to be made on the Notes, the sum of these present values being equal to the original issue price.
(3)	This annualized yield assumes:
(a)	a percentage change in the value of the Notes that equals the percentage change in the product of the hypothetical Share Multiplier and the hypothetical Initial Price on the hypothetical Pricing Date to the relevant hypothetical Ending Value multiplied by the hypothetical Share Multiplier;
(b)	there are no dividend payments on the Common Stock for the term of the Notes;
(c)	no transaction fees or expenses; and
(d)	an investment term from May 12, 2004 to May 12, 2005.
(4)	This is the hypothetical Initial Price.
(5)	This is the principal amount of one Note. This value represents the product of the hypothetical Initial Price on the hypothetical Pricing Date of $26.75 and the initial hypothetical Share Multiplier of 37.38317757.

The above figures are for purposes of illustration only. The actual Redemption Amount received by, and whether shares of Common Stock are delivered to, investors and the resulting total and pretax annualized rates of return will depend on the actual Initial Price and the actual Ending Value and whether the closing market price is below the actual Knock-In Price on any Trading Day during the term of the Notes, each determined as described in this pricing supplement.

Antidilution Adjustments; Market Disruption Events

Each of the Initial Price and the Share Multiplier used to determine the Redemption Amount or the number of shares of Common Stock to be delivered at maturity, as the case may be, is subject to adjustment by the calculation agent as described in this section. Where the Share Multiplier is adjusted, the Initial Price will generally also be adjusted.

No adjustments to the Initial Price or the Share Multiplier will be required unless the adjustment would result in a change of at least 0.1% of the amount then in effect. The Initial Price and the Share Multiplier resulting from any of the adjustments specified below will be rounded to, in the case of the Initial Price, the fifth decimal place with five one-thousandths being rounded upward and, in the case of the Share Multiplier, the eighth decimal place with five one-billionths being rounded upward. The calculation agent will not be required to make any adjustments to the Initial Price or the Share Multiplier after the close of business on the fourth Business Day immediately prior to the maturity date.

No adjustments to the Initial Price or the Share Multiplier will be required other than those specified below. However, the calculation agent may, at its sole discretion, make additional adjustments to the Initial Price or the Share Multiplier to reflect changes occurring in relation to the Common Stock or any other security received in a reorganization event in other circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. The required adjustments specified below do not cover all events that could affect the closing market price of the Common Stock, including, without limitation, a partial tender or exchange offer for the Common Stock.

The calculation agent will be solely responsible for the determination and calculation of any adjustments to the Initial Price and the Share Multiplier and of any related determinations and calculations, including adjustments to the Ending Value where the calculation agent determines that it is appropriate to reflect those charges to ensure an equitable result, with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described below; and its determinations and calculations will be conclusive absent manifest error.

No adjustments will be made for certain other events, such as offerings of common stock by the Underlying Company for cash or in connection with the occurrence of a partial tender or exchange offer for the Common Stock by the Underlying Company.

ML&Co. will, within ten Business Days following the occurrence of an event that requires an adjustment to the Initial Price or the Share Multiplier, or, if later, within ten Business Days following the date on which ML&Co. becomes aware of this occurrence, provide written notice to the indenture trustee, which will provide notice to you of the occurrence of this event and a statement in reasonable detail setting forth the adjusted Initial Price or Share Multiplier, as the case may be.

Stock splits and reverse stock splits

If the Common Stock is subject to a stock split or reverse stock split, then once any split has become effective, the Initial Price relating to the Common Stock will be adjusted to equal the result of the prior Initial Price divided by the number of shares which a holder of one share of the Common Stock before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date. If the Common Stock is subject to a stock split or reverse stock split, then once any split has become effective, the Share Multiplier relating to the Common Stock will be adjusted to equal the product of the prior Share Multiplier and the number of shares which a holder of one share of the Common Stock before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock dividends

If the Common Stock is subject to a (i) stock dividend, i.e., issuance of additional Common Stock, that is given ratably to all holders of the Common Stock or (ii) distribution of the Common Stock as a result of the triggering of any provision of the corporate charter of the Underlying Company, then, once the dividend has become effective and the Common Stock is trading ex-dividend, the Initial Price and the Share Multiplier will be adjusted so that the new Initial Price will equal the prior Initial Price minus the product of:

•	the number of the additional shares of the Common Stock issued with respect to one share of the Common Stock; and

•	the prior Initial Price,

and the new Share Multiplier will equal the prior Share Multiplier plus the product of:

•	the number of the additional shares of the Common Stock issued with respect to one share of the Common Stock; and

•	the prior Share Multiplier.

Extraordinary Dividends

There will be no adjustments to the Initial Price or the Share Multiplier to reflect any cash dividends or cash distributions paid with respect to the Common Stock other than Extraordinary Dividends, as described below, and distributions described under the section entitled “—Reorganization Events” below.

An “Extraordinary Dividend” means, with respect to a cash dividend or other distribution with respect to the Common Stock, a dividend or other distribution which exceeds the immediately preceding non- Extraordinary Dividend on the Common Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) by an amount equal to at least 10% of the closing market price of the Common Stock on the Trading Day preceding the ex-dividend date with respect to the Extraordinary Dividend (the “ex-dividend date”). If an Extraordinary Dividend occurs with respect to the Common Stock, the Initial Price and the Share Multiplier will be adjusted on the ex-dividend date with respect to the Extraordinary Dividend so that the new Initial Price will equal the product of:

•	the prior Initial Price; and

•	a fraction, the denominator of which is the closing market price per share of the Common Stock on the Trading Day preceding the ex-dividend date, and the numerator of which is the amount by which the closing market price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount, and the new Share Multiplier will equal the product of:

•	the prior Share Multiplier; and

•	a fraction, the numerator of which is the closing market price per share of the Common Stock on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the closing market price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount.

The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for the Common Stock will equal:

•	in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for the Common Stock; or

•	in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of that Extraordinary Dividend.

To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination will be conclusive. A distribution on the Common Stock described in clause (a), (d) or (e) of the section entitled “—Reorganization Events” below that also constitutes an Extraordinary Dividend will only cause an adjustment pursuant to clause (a), (d) or (e) under the section entitled “—Reorganization Events”. A distribution on the Common Stock described in the section entitled “—Issuance of transferable rights or warrants” that also constitutes an Extraordinary Dividend will only cause an adjustment pursuant to that section.

“Closing market price“ means:

If the Common Stock (or any other security for which a closing market price must be determined for purposes of the Notes) is listed on a national securities exchange in the United States, are a Nasdaq National Market System (“Nasdaq NMS”) security or are included in the OTC Bulletin Board Service (“OTC Bulletin Board”) operated by the National Association of Securities Dealers, Inc. (the “NASD”), then the closing market price for any date of determination on any Trading Day means for one share of Common Stock (or any other security for which a closing market price must be determined for purposes of the Notes):

•	the last reported sale price, regular way, on that day on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which that security is listed or admitted to trading (without taking into account any extended or after-hours trading session);

•	if not listed or admitted to trading on any such securities exchange or if the last reported sale price is not obtainable, the last reported sale price on the over-the-counter market as reported on the Nasdaq NMS or OTC Bulletin Board on that day (without taking into account any extended or after-hours trading session); or

•	if the last reported sale price is not available for any reason, including, without limitation, the occurrence of a Market Disruption Event, as described below, the mean of the last reported bid and offer price of the principal trading session on the over-the-counter market as reported on the Nasdaq NMS or OTC Bulletin Board on that day as determined by the calculation agent or from as many dealers in that security, but not exceeding three, as have made the bid prices available to the calculation agent after 3:00 p.m., local time in the principal market, on that date (without taking into account any extended or after-hours trading session).

If the Common Stock (or any other security for which a closing market price must be determined for purposes of the Notes) is not listed on a national securities exchange in the United States, is not a Nasdaq NMS security or included in the OTC Bulletin Board, then the closing market price for any date of determination on any Trading Day means for one share of Common Stock (or any other security for which a closing market price must be determined for purposes of the Notes) the last reported sale price on that day on the securities exchange on which that security is listed or admitted to trading with the greatest volume of trading for the calendar month preceding that Trading Day as determined by the calculation agent; provided that if such last reported sale price is for a transaction which occurred more than four hours prior to the close of that exchange, then the closing market price will mean the average (mean) of the last available bid and offer price on that exchange.

If the Common Stock (or any other security for which a closing market price must be determined for purposes of the Notes) is not listed or admitted to trading on any securities exchange or if the last reported sale price or bid and offer are not obtainable, then the closing market price shall mean the average (mean) of the last available bid and offer prices in the market of three dealers which have the highest volume of transactions in that security in the immediately preceding calendar month as determined by the calculation agent based on information that is reasonably available to it.

“Market Disruption Event“ means:

(1)	a suspension of, absence of, including the absence of an official closing price, or material limitation on, trading of the Common Stock on the primary market for the Common Stock for more than two hours of trading or during the one-half hour period preceding the close of trading, as determined by the calculation agent in its sole discretion; or the suspension or material limitation on the primary market for trading in options contracts related to the Common Stock, if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the calculation agent in its sole discretion; and

(2)	a determination by the calculation agent in its sole discretion that the event described in clause (1) above materially interfered with the ability of ML&Co., MLPF&S or any of their affiliates to unwind all or a material portion of the hedge with respect to the Notes.

For purposes of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant options contracts related to the Common Stock will not constitute a Market Disruption Event;

(3)	limitations pursuant to any rule or regulation enacted or promulgated by the NYSE or the Nasdaq or other regulatory organization with jurisdiction over the NYSE or the Nasdaq on trading during significant market fluctuations will constitute a suspension or material limitation of trading in the Common Stock;

(4)	a suspension of trading in options contracts on the Common Stock by the primary securities market trading in the options contracts related to the Common Stock, if available, by reason of:

•	a price change exceeding limits set by the securities exchange or market;

•	an imbalance of orders relating to options contracts on the Common Stock; or

•	a disparity in bid and ask quotes relating to options contracts on the Common Stock will constitute a suspension or material limitation of trading in options contracts related to the Common Stock; and

(5)	a suspension of, absence of or material limitation on trading on the primary securities market on which options contracts related to the Common Stock are traded will not include any time when that securities market is itself closed for trading under ordinary circumstances.

If the Exchange Property, as defined below under “—Reorganization Events” in this pricing supplement, includes securities other than the Common Stock, then the above definition will be revised to include each such security in the same manner as the Common Stock is considered in determining whether a Market Disruption Event exists.

Issuance of transferable rights or warrants

If the Underlying Company issues transferable rights or warrants to all holders of the Common Stock to subscribe for or purchase the Common Stock, including new or existing rights to purchase the Common Stock pursuant to a shareholder’s rights plan or arrangement, then the Initial Price and the Share Multiplier will be adjusted on the Business Day immediately following the issuance of such transferable rights or warrants so that the new Initial Price will equal the prior Initial Price minus the product of:

•	the prior Initial Price; and

•	the number of shares of the Common Stock that can be purchased with the cash value of such warrants or rights distributed on one share of the Common Stock,

and the new Share Multiplier will equal the prior Share Multiplier plus the product of:

•	the prior Share Multiplier; and

•	the number of shares of the Common Stock that can be purchased with the cash value of such warrants or rights distributed on one share of the Common Stock.

The number of shares that can be purchased will be based on the closing market price of the Common Stock on the date the new Initial Price and Share Multiplier is determined. The cash value of such warrants or rights, if the warrants or rights are traded on a national securities exchange, will equal the closing price of such warrant or right, or, if the warrants or rights are not traded on a national securities exchange, will be determined by the calculation agent and will equal the average (mean) of the bid prices obtained from three dealers at 3 p.m. on the date the new Initial Price and Share Multiplier is determined, provided that if only two such bid prices are available, then the cash value of such warrants or rights will equal the average (mean) of such bids and if only one such bid is available, then the cash value of such warrants or rights will equal such bid.

Reorganization Events

If prior to the maturity date of the Notes:

(a)	there occurs any reclassification or change of the Common Stock including, without limitation, as a result of the issuance of tracking stock by the Underlying Company;

(b)	the Underlying Company, or any surviving entity or subsequent surviving entity of the Underlying Company (a “Successor Entity”), has been subject to a merger, combination or consolidation and is not the surviving entity;

(c)	any statutory exchange of securities of the Underlying Company or any Successor Entity with another corporation occurs, other than pursuant to clause (b) above;

(d)	the Underlying Company is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law;

(e)	the Underlying Company issues to all of its shareholders equity securities of an issuer other than the Underlying Company, other than in a transaction described in clauses (b), (c) or (d) above; or

(f)	a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the Underlying Company (an event in clauses (a) through (f) a “Reorganization Event”),

then the method of determining the amount payable on each Note will be adjusted as set forth below.

“Exchange Property” will consist of the securities, cash or any other assets distributed to the holders of the Common Stock with respect to one share in or as a result of the Reorganization Event and, where any Common Stock continues to be held by the holders of the Common Stock receiving that distribution, the Common Stock. No interest will accrue on any Exchange Property. If shares of Common Stock are delivered to you at maturity, the Exchange Property will either:

A.	be delivered at maturity to you in an amount per Note equal to the amount of Exchange Property delivered with respect to the number of shares of Common Stock equal to the Share Multiplier at the time of the Reorganization Event; or

B.	at the option of the calculation agent, be liquidated and the cash proceeds will be paid to you as described below.

If the Exchange Property received in a Reorganization Event:

•	consists only of cash or if the calculation agent exercises its option to liquidate the Exchange Property following its distribution, then the Notes will be redeemed (i) in the case where the

Exchange Property delivered to holders of the Common Stock consists of cash only, on the third Business Day succeeding the day on which that cash is distributed to holders of the Common Stock or (ii) in the case where the Exchange Property is liquidated, on the date specified by ML&Co. as described below. The Redemption Amount will be determined as described above under “—Payment at Maturity”. For purposes of that calculation, the Ending Value will be deemed to be the value of all consideration received (or in the case of an event described in clause (f) above, the value of all consideration that would be received) in respect of that Reorganization Event and, if it is determined that shares of Common Stock would have otherwise been deliverable, then you will receive, in lieu of any shares of Common Stock and in full satisfaction of our obligations under the Notes, the product of (a) the amount of cash received with respect to one share of Common Stock and the then current Share Multiplier or (b) the value of the Exchange Property liquidated with respect to one share of Common Stock and the then current Share Multiplier, as applicable, plus in either case accrued and unpaid interest to the early redemption date. No interest will accrue on the Notes following the early redemption date. If the calculation agent exercises its option to liquidate the Exchange Property, ML&Co. will give notice to the indenture trustee as to the election to liquidate the Exchange Property, which notice will specify the method by which the Exchange Property will be sold. The date of early redemption of the Notes will be the fifth Business Day following the last date on which the Exchange Property is sold.

•	consists of more than one type of property and the calculation agent has not exercised its option to liquidate the Exchange Property, then you will receive at maturity a pro rata share of each such type of Exchange Property.

•	includes a cash component and the calculation agent has not exercised its option to liquidate the Exchange Property, then you will not receive any interest accrued on that cash component.

In the event Exchange Property consists of securities, those securities will, in turn, be subject to the anti-dilution adjustments contained herein.

In the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property will be deemed to include the amount of cash or other property paid by the offeror or in the tender or exchange offer with respect to that Exchange Property (in an amount determined on the basis of the rate of exchange in that tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

The calculation agent will be solely responsible for determination and calculation of the Exchange Property if a Reorganization Event occurs and the amount due upon early redemption, including the determination of the cash value of any Exchange Property, if necessary, and its determinations and calculations will be conclusive absent manifest error.

Alternative Dilution and Reorganization Adjustments

The calculation agent may elect at its discretion to not make any of the adjustments to the Initial Price or the Share Multiplier or to the method of determining the amount payable on each Note described above under “Antidilution Adjustments; Market Disruption Events” and “Reorganization Events”, but may instead make adjustments in its discretion to the Initial Price or the Share Multiplier or the method of determining the amount payable on each Note that will reflect the adjustments to the extent practicable made by the Options Clearing Corporation on options contracts on the Common Stock or any successor common stock. ML&Co. will provide notice of any such election to the indenture trustee not more than two Business Days following the date that the Options Clearing Corporation publishes notice of its adjustments relating to the Common Stock and will detail in that notice the actual adjustment made to the Initial Price or the Share Multiplier or to the method of determining the amount payable on each Note.

Events of Default and Acceleration

In case an Event of Default with respect to any Notes has occurred and is continuing, the amount payable to a beneficial owner of a Note upon any acceleration permitted by the Notes will be equal to the consideration due at maturity, calculated as though the date of early repayment were the stated maturity date of the Notes. If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the beneficial owner of a Note may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the Note plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the stated maturity date of the Notes.

In case of default in payment of the Notes, whether at any interest payment date, the stated maturity date, the date of early redemption due to a Reorganization Event or upon acceleration, from and after that date the Notes will bear interest, payable upon demand of their beneficial owners, at the rate of % per year to the extent that payment of any interest is legally enforceable on the unpaid amount due and payable on that date in accordance with the terms of the Notes to the date payment of that amount has been made or duly provided for.

THE COMMON STOCK

The Underlying Company

The following information has been derived from publicly available documents published by the Underlying Company. We make no representation or warranty as to the accuracy or completeness of the following information.

The Underlying Company has disclosed that it is a low-fare, low-cost passenger airline that provides high-quality customer service primarily on point-to-point routes between 22 destinations in 11 states and Puerto Rico. Because the Common Stock is registered under the Securities and Exchange Act of 1934, the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located at the SEC’s facilities or through the SEC’s website by reference to SEC file number 000-49728. ML&Co. makes no representation or warranty as to the accuracy or completeness of the information or reports.

The selection of the Common Stock is not a recommendation to buy or sell the Common Stock. Neither ML&Co. nor any of its affiliates make any representation to any purchaser of the Notes as to the performance of the Common Stock.

The Common Stock trades on the Nasdaq under the symbol “JBLU”.

ML&Co. is not affiliated with the Underlying Company. The Underlying Company has no obligations with respect to the Notes. This pricing supplement and the accompanying prospectus supplement and prospectus relate only to the Notes and do not relate to the Common Stock or other securities of the Underlying Company. All disclosures contained in this pricing supplement regarding the Underlying Company are derived from the publicly available documents described above. Neither ML&Co. nor MLPF&S has participated in the preparation of these documents or made any due diligence inquiry with respect to the Underlying Company in connection with the offering of the Notes. Neither ML&Co. nor MLPF&S makes any representation that the publicly available documents or any other publicly available information regarding the Underlying Company are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date hereof, including events that would affect the accuracy or completeness of the publicly available documents described above, that would affect the price of the Common Stock have been publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Company could affect the price of the Common Stock and therefore the trading price of the Notes. Neither ML&Co. nor any of its affiliates make any representation to any purchaser of the Notes as to the performance of the Common Stock.

ML&Co. or its affiliates may presently or from time to time engage in business, directly or indirectly, with the Underlying Company including extending loans to, or making equity investments in, the Underlying Company or providing investment banking or advisory services to the Underlying Company, including merger and acquisition advisory services. In the course of such business, ML&Co. or its affiliates may acquire nonpublic information with respect to the Underlying Company and, in addition, one or more affiliates of ML&Co. may publish research reports with respect to the Underlying Company.

Any prospective purchaser of the Notes should undertake an independent investigation of the Underlying Company as in its judgment is appropriate to make an informed decision with respect to an investment in the Notes.

Historical data

The Common Stock is principally traded on the Nasdaq. The following table sets forth the high and low closing market prices for the calendar quarters during calendar years 2002 through 2004. On May 7, 2004, the closing market price for the Common Stock was $26.75 per share. The closing market prices listed below were obtained from Bloomberg Financial Markets. The historical closing market prices of the Common Stock should not be taken as an indication of future performance, and no assurance can be given that the price of the Common Stock will not decrease.

		High	Low

2002
	First Quarter	$—	$—
	Second Quarter	$24.222	$12.000
	Third Quarter	$21.179	$16.173
	Fourth Quarter	$18.636	$13.400

2003
	First Quarter	$19.707	$15.880
	Second Quarter	$28.167	$18.167
	Third Quarter	$41.420	$27.953
	Fourth Quarter	$46.840	$25.860

2004
	First Quarter	$28.920	$20.610
	Second Quarter (through May 7, 2004)	$29.190	$24.320

UNITED STATES FEDERAL INCOME TAXATION

The following discussion of the principal United States federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon the opinion of Sidley Austin Brown & Wood LLP, counsel to ML&Co. (“Tax Counsel”). This discussion supplements the discussion set forth under the section entitled “United States Federal Income Taxation” that is contained in the accompanying prospectus supplement and supercedes such discussion to the extent that it contains information that is inconsistent with that contained in the accompanying prospectus supplement. As the law applicable to the U.S. federal income taxation of instruments such as the Notes is technical and complex, the discussion below necessarily represents only a general summary.

General

There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for U.S. federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. Accordingly, the proper U.S. federal income tax characterization and treatment of the Notes is uncertain. Pursuant to the terms of the Notes, ML&Co. and every holder of a Note agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Note for all tax purposes as an investment unit consisting of the following components (the “Components”):

•	a debt instrument of ML&Co. (the “Debt Instrument”) with a fixed principal amount unconditionally payable on the maturity date equal to the principal amount of the Note; and

•	a put option (the “Put Option”) pursuant to which at maturity, if the Ending Value is less than the Initial Price and the closing market price is below the Knock-In Price on any Trading Day during the term of the Notes, the holder is required to use the principal payment due on the Debt Instrument to make a payment to ML&Co. in exchange for a number of shares of the Common Stock equal to the then current Share Multiplier.

In the opinion of Tax Counsel, such characterization and tax treatment of the Notes, although not the only reasonable characterization and tax treatment, is based on reasonable interpretations of law currently in effect and, even if successfully challenged by the Internal Revenue Service (the “IRS”), will not result in the imposition of penalties. Furthermore, as more fully discussed below, based on ML&Co.’s determination of its normal borrowing costs and the fair market value of the Put Option at the time of issuance of the Notes, a portion of the stated interest payments on a Note will be treated as interest on the Debt Instrument (the “Debt Instrument Interest Payments”) and the remainder will be treated as attributable to the holder’s sale of the Put Option to ML&Co. (the “Put Option Premium”). Based on ML&Co.’s assessment as to, among other things, its normal borrowing costs and the fair market value of the Put Option at the time of issuance of the Notes, ML&Co. has determined that annual payments equal to         % of the stated principal amount of a Note equal the Debt Instrument Interest Payments and         % constitutes Put Option Premium. ML&Co.’s allocation of the stated interest payments on the Notes (as described above) will be binding on a holder of a Note, unless such holder timely and explicitly discloses to the IRS that its allocation is different from ML&Co.’s. The treatment of the Notes described above and ML&Co.’s allocation are not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Notes.

Due to the absence of authorities that directly address instruments that are similar to the Notes, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization described above. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in a Note (including alternative characterizations of a Note) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussions are based on the assumption that the treatment and the allocation described above are accepted for U.S. federal income tax purposes.

Tax Treatment of a Note

Interest on the Debt Instrument.  As described above, the Debt Instrument is treated as bearing interest at a stated rate of     % per annum (i.e., the Debt Instrument Interest Payments). A U.S. Holder (as defined in the accompanying prospectus supplement) will include “qualified stated interest” equal to the Debt Instrument Interest Payments in income in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes (subject to the bond premium rules).

Receipt of the Put Option Premium will not be immediately taxable to a U.S. Holder upon receipt.

Exercise or Expiration of the Put Option.  In the event that the Put Option expires unexercised (i.e., the Redemption Amount paid at maturity consists of a cash payment equal to the principal amount of a Note), a U.S. Holder would recognize short-term capital gain with respect to the Put Option in an amount equal to the Put Option Premium.

In the event that the Put Option is exercised (i.e., the Redemption Amount paid at maturity consists of a payment of shares of the Common Stock), a U.S. Holder would be deemed to have applied an amount (the “Put Option Payment Amount”) equal to the principal amount of the Debt Instrument less the Put Option Premium toward the purchase of the shares of Common Stock, and such U.S. Holder should not recognize any gain or loss with respect to the shares of Common Stock received upon the exercise of the Put Option. A U.S. Holder’s tax basis in the shares of Common Stock so received would be equal to the Put Option Payment Amount less the portion of the Put Option Payment Amount that is allocable to any fractional shares. That U.S. Holder’s holding period for the shares of Common Stock would begin on the day immediately following the maturity date.

A U.S. Holder would be required to recognize gain or loss with respect to any cash received in lieu of fractional shares of the Common Stock. The amount of such gain or loss would be equal to the difference, if any, between the amount of cash received and the portion of the Put Option Payment Amount that is allocable to such fractional shares. Any such gain or loss would be treated as short-term capital gain or loss.

Sale or Exchange of the Notes

Upon a sale or exchange of a Note prior to the maturity of the Note, a U.S. Holder would recognize taxable gain or loss equal to the difference between the amount realized on such sale or exchange (as allocated among the Components in accordance with their relative fair market values) and that U.S. Holder’s tax basis in the Components deemed so sold or exchanged. Any such gain or loss would generally be long-term or short-term capital gain or loss (depending on the U.S. Holder’s holding period for the Note). For these purposes, the amount realized does not include any amount attributable to accrued interest on the Debt Instrument, which would be taxed as described under “Tax Treatment of a Note—Interest on the Debt Instrument” above.

Possible Alternative Tax Treatments of an Investment in a Note

Due to the absence of authorities that directly address the proper characterization of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Note under the CPDI Regulations (as defined in the accompanying prospectus supplement).

ML&Co. will take the position that the CPDI Regulations do not apply to the Notes. If the IRS were successful in asserting that the CPDI Regulations applied to the Notes, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue as original issue discount, subject to the adjustments described below, income at a “comparable yield” on the issue price, regardless of the U.S. Holder’s usual method of accounting for U.S. federal income tax purposes. In addition, the CPDI Regulations require that a projected payment schedule, which results in such a “comparable yield”, be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected amounts (including upon receipt of shares of the Common Stock, if any, at maturity). Furthermore, any gain realized with respect to a Note would generally be treated as ordinary income, and any loss realized would generally be treated as ordinary loss to the extent of the U.S. Holder’s prior ordinary income inclusions (which were not previously reversed) with respect to the Notes.

Even if the CPDI Regulations do not apply to the Notes, other alternative U.S. federal income tax characterizations or treatments of the Notes are also possible, which may also affect the timing and the character of the income or loss with respect to the Notes. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in a Note.

Non-U.S. Holders

In the case of a non-U.S. Holder (as defined in the accompanying prospectus supplement), ML&Co. intends to withhold applicable United States withholding taxes at a rate of 30% on payments of interest made with respect to the Notes subject to reduction by applicable treaty or upon the receipt of a Form W-8ECI from a non-U.S. Holder claiming that the payments are effectively connected with the conduct of a United States trade or business. Any capital gain realized upon the sale or other disposition of a Note by a non-U.S. Holder will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a United States trade or business of such non-U.S. Holder and (ii) in the case of an individual non-U.S. Holder, that individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition and that individual does not have a “tax home” (as defined for U.S. federal income tax purposes) in the United States.

Backup Withholding and Information Reporting

A beneficial owner of a Note may be subject to information reporting with respect to certain amounts paid to the beneficial owner. A beneficial owner of a Note may also be subject to backup withholding at the applicable statutory rate of U.S. federal income tax on certain amounts paid to the beneficial owner unless such beneficial owner provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s U.S. federal income tax provided the required information is furnished to the IRS.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan (a “plan”) subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (also “plans”) from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the plan or account. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain employee benefit plans and arrangements including those that are governmental plans (as defined in section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) (“non-ERISA arrangements”) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws (“similar laws”).

The acquisition of the Notes by a plan with respect to which we, MLPF&S or certain of our affiliates is or becomes a party in interest may constitute or result in prohibited transaction under ERISA or Section 4975 of the Code, unless those Notes are acquired pursuant to and in accordance with an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Notes. These exemptions are:

(1)	PTCE 84-14, an exemption for certain transactions determined or effected by independent qualified professional asset managers;

(2)	PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

(3)	PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

(4)	PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; and

(5)	PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.

The Notes may not be purchased or held by (1) any plan, (2) any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or (3) any person investing “plan assets” of any plan, unless in each case the purchaser or holder is eligible for the exemptive relief available under one or more of the PTCEs listed above or another applicable similar exemption. Any purchaser or holder of the Notes or any interest in the Notes will be deemed to have represented by its purchase and holding of the Notes that it either (1) is not a plan or a plan asset entity and is not purchasing those Notes on behalf of or with “plan assets” of any plan or plan asset entity or (2) with respect to the purchase or holding, is eligible for the exemptive relief available under any of the PTCEs listed above or another applicable exemption. In addition, any purchaser or holder of the Notes or any interest in the Notes which is a non-ERISA arrangement will be deemed to have represented by its purchase and holding of the Notes that its purchase and holding will not violate the provisions of any similar law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any plan, plan asset entity or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable.

PLAN OF DISTRIBUTION

As described in the “The Plan of Distribution” in the accompanying prospectus supplement, MLPF&S is purchasing the Notes, as principal, from ML&Co., for resale through an affiliate to dealers that will resell the Notes to investors and other purchasers at the public offering price set forth on the cover of this pricing supplement. After the initial public offering, the public offering price may be changed.

INDEX OF DEFINED TERMS

Page
Business Day	PS-10
Closing market price	PS-16
Ending Value	PS-4
Initial Price	PS-1
Market Disruption Event	PS-17
Notes	PS-1
Pricing Date	PS-4
PTCEs	PS-26
Redemption Amount	PS-3
Share Multiplier	PS-4
Underlying Company	PS-3

PROSPECTUS SUPPLEMENT
(To prospectus dated November 26, 2003)

$34,218,265,000

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

Due Nine Months or More from Date of Issue

The notes:

•	We will offer notes from time to time and specify the terms and conditions of each issue of notes in a pricing supplement.

•	The notes may bear interest at fixed or floating rates or may not bear any interest.

•	If the notes bear interest at a floating rate, the floating rate may be based on one or more indices or formulas plus or minus a fixed amount or multiplied by a factor.

•	The notes will be senior unsecured debt securities of ML&Co.

•	The notes will have stated maturities of nine months or more from the date they are originally issued.

•	We will specify whether the notes can be redeemed or repaid before their maturity and whether they are subject to mandatory redemption, redemption at the option of ML&Co. or repayment at the option of the holder of the notes.

•	We will pay amounts due on the notes in U.S. dollars or any other consideration described in the applicable pricing supplement.

Investing in the notes involves risks that are described in the “ Risk Factors” section beginning on page S-3 of this prospectus supplement.

	Per Note	Total
Public offering price	100%	$34,218,265,000
Agent’s discounts and commissions	0.125%-0.750%	$42,772,831.25-$256,636,987.50
Proceeds, before expenses, to ML&Co.	99.875%-99.250%	$34,175,492,168.75-$33,961,628,012.50

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the accompanying prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may sell notes to the agent referred to below as principal for resale at varying or fixed offering prices or through the agent as agent using its reasonable efforts on our behalf. We may also sell notes without the assistance of the agent, whether acting as principal or as agent.

If we sell other securities referred to in the accompanying prospectus, the amount of notes that we may offer and sell under this prospectus supplement may be reduced.

This prospectus supplement may be used for offers and sales related to market making transactions in Merrill Lynch & Co., Inc., Medium-Term Notes, Series B Due Nine Months or More from Date of Issue.

Merrill Lynch & Co.

The date of this prospectus supplement is November 26, 2003.

Prospectus Supplement

Prospectus

References in this prospectus supplement to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc.

References in this prospectus supplement to “MLPF&S” are to the agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement. Neither we nor MLPF&S has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor MLPF&S is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement is accurate only as of the date on the front cover of the applicable pricing supplement.

RISK FACTORS

Your investment in the notes involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the notes is suitable for you. The notes are not an appropriate investment for you if you are unsophisticated with respect to their significant components and interrelationships.

Structure Risks of Notes Indexed to Interest Rate, Currency or Other Indices or Formulas

If you invest in notes indexed to one or more interest rate, currency or other indices or formulas, there will be significant risks not associated with a conventional fixed rate or floating rate debt security. These risks include fluctuation of the indices or formulas and the possibility that you will receive a lower, or no, amount of principal, premium or interest and at different times than you expected. We have no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of these risks and their results. In addition, if an index or formula used to determine any amounts payable in respect of the notes contains a multiplier or leverage factor, the effect of any change in that index or formula will be magnified. In recent years, values of certain indices and formulas have been volatile and volatility in those and other indices and formulas may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future.

Redemption May Adversely Affect Your Return on the Notes

If your notes are redeemable at our option we may choose to redeem your notes at times when prevailing interest rates are relatively low. In addition, if your notes are subject to mandatory redemption, we may be required to redeem your notes at times when prevailing interest rates are also relatively low. As a result, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

There May Not Be Any Trading Market for Your Notes; Many Factors Affect the Trading Market and Value of Your Notes

We cannot assure you a trading market for your notes will ever develop or be maintained. In addition to our own creditworthiness, many other factors may affect the trading market value of, and trading market for, your notes. These factors include:

•	the complexity and volatility of the index or formula applicable to your notes,

•	the method of calculating the principal, premium and interest in respect of your notes,

•	the time remaining to the maturity of your notes,

•	the outstanding amount of your notes,

•	any redemption features of your notes,

•	the amount of other securities linked to the index or formula applicable to your notes, and

•	the level, direction and volatility of market interest rates generally.

In addition, notes that are designed for specific investment objectives or strategies often experience a more limited trading market and more price volatility. There may be a limited number of buyers when you decide to sell your notes. This may affect the price you receive for your notes or your ability to sell your notes at all. You should not purchase notes unless you understand and know you can bear all of the investment risks related to your notes.

Our Credit Ratings May Not Reflect All Risks of an Investment in the Notes

Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of your notes. Our credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors discussed above on the value of your notes.

DESCRIPTION OF THE NOTES

The notes will be issued as a part of a series of senior debt securities (designated Medium-Term Notes, Series C) under a senior indenture, dated as of April 1, 1983, as amended and restated (the “1983 Indenture”), between ML&Co. and JPMorgan Chase Bank, as trustee. The term “senior debt securities,” as used in this prospectus supplement, refers to all securities issued and issuable from time to time under ML&Co.’s senior indentures and includes the notes. The senior debt securities and ML&Co.’s senior indentures are more fully described in the accompanying prospectus. The following summary of the material provisions of the notes and of the 1983 Indenture is not complete and is qualified in its entirety by reference to the 1983 Indenture, a copy of which has been filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

The following description of notes will apply unless otherwise specified in an applicable pricing supplement.

Terms of the Notes

All senior debt securities, including the notes, issued and to be issued under ML&Co.’s senior indentures will be unsecured general obligations of ML&Co. and will rank equally with all other unsecured and unsubordinated indebtedness of ML&Co. from time to time outstanding. Because ML&Co. is a holding company, the right of ML&Co. and its creditors, including the holders of the notes, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of that subsidiary, except to the extent that a bankruptcy court may recognize the claims of ML&Co. itself as a creditor of that subsidiary. In addition, dividends, loans and advances to ML&Co. from certain subsidiaries, including MLPF&S, are restricted by net capital requirements under the Securities Exchange Act of 1934, as amended, and under rules of certain exchanges and other regulatory bodies.

ML&Co.’s senior indentures do not limit the aggregate principal amount of senior debt securities, or the amount of notes of the senior Medium-Term Notes, Series C which ML&Co. may issue. ML&Co. may issue its senior debt securities from time to time as a single series or in two or more separate series up to the aggregate principal amount from time to time authorized by ML&Co. for each series. ML&Co. may, from time to time, without the consent of the holders of the notes, provide for the issuance of notes or other senior debt securities under its senior indentures in addition to the notes offered by this prospectus supplement. As of the date of this prospectus supplement no notes of the series Medium-Term Notes, Series C were issued and outstanding. The aggregate principal amount of notes which may be offered and sold by this prospectus supplement may be reduced by the sale by ML&Co. of other securities under the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

The notes will be offered on a continuing basis and will mature on a day nine months or more from the date of their issue (the “stated maturity date”), as selected by the purchaser and agreed to by ML&Co., or on any date before the stated maturity date on which the principal or an installment of principal of a note becomes due and payable, whether by the declaration of acceleration, call for redemption at the option of ML&Co., notice of repayment at the option of the holder or otherwise (the stated maturity date or such prior date, as the case may be, is referred to as a “Maturity”). Interest-bearing notes will bear interest at either fixed or floating rates as specified in the applicable pricing supplement. Some notes may not bear interest. In addition, notes may be issued at significant discounts from their principal amount payable at Maturity.

Unless otherwise specified in the applicable pricing supplement, the notes will be denominated in United States dollars and ML&Co. will make payments of principal of, and premium, if any, and interest on, the notes in United States dollars.

Interest rates offered by ML&Co. with respect to the notes may differ depending upon, among other factors, the aggregate principal amount of notes purchased in any single transaction. ML&Co. may offer notes with similar variable terms but different interest rates concurrently at any time. ML&Co. also may concurrently offer notes having different variable terms to different investors. Interest rates, interest rate formulae and other variable terms of the notes are subject to change by ML&Co. from time to time, but no change will affect any note already issued or as to which ML&Co. has accepted an offer to purchase.

Each note will be issued in fully registered book-entry form or certificated form, in denominations of $1,000 and integral multiples of $1,000. Notes in book-entry form may be transferred or exchanged only through a participating member of The Depository Trust Company, also known as DTC, or any other depository as is identified in an applicable pricing supplement. See “—Book-Entry Notes”. Registration of transfer of notes in certificated form will be made at the corporate trust office of the trustee. There will be no service charge for any registration of transfer or exchange of notes, but ML&Co. may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange, other than exchanges pursuant to the 1983 Indenture not involving any transfer.

ML&Co. will make payments of principal of, and premium and interest, if any, on notes in book-entry form through the trustee to the depository or its nominee. See “—Book-Entry Notes”. Unless otherwise specified in the applicable pricing supplement, a beneficial owner of notes in book-entry form that are denominated in a currency other than United States dollars (a “Specified Currency”) electing to receive payments of principal or any premium or interest in that Specified Currency must notify the participant of DTC through which its interest is held on or before the applicable regular record date, in the case of a payment of interest, and on or before the sixteenth day, whether or not a Business Day, as defined below, before its stated maturity date, in the case of principal or premium, of the beneficial owner’s election to receive all or a portion of any payment in a Specified Currency. The participant must notify the depository of any election on or before the third Business Day after the regular record date. The depository will notify the paying agent of the election on or before the fifth Business Day after the regular record date. If complete instructions are received by the participant and forwarded to the depository, and forwarded by the depository to the paying agent, on or before the relevant dates, the beneficial owner of the notes in book-entry form will receive payments in the Specified Currency.

In the case of notes in certificated form, ML&Co. will make payment of principal or premium, if any, due at Maturity of each note in immediately available funds upon presentation of the note and, in the case of any repayment on an optional repayment date, upon submission of a duly completed election form if and as required by the provisions described below, at the corporate trust office of the trustee in the Borough of Manhattan, The City of New York, or at any other place as ML&Co. may designate. Payment of interest due at Maturity of the notes in certificated form will be made to the person to whom payment of the principal thereof will be made. Payment of interest due on notes in certificated form other than at Maturity will be made at the corporate trust office of the trustee or, at the option of ML&Co., may be made by check mailed to the address of the person entitled to receive payment as the address shall appear in the security register. Notwithstanding the immediately preceding sentence, a holder of $1,000,000 or more in aggregate principal amount of notes in certificated form, whether having identical or different terms and provisions will, at the option of ML&Co., be entitled to receive interest payments, other than at Maturity, by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the trustee not less than 15 days prior to the applicable interest payment date. Any wire instructions received by the trustee shall remain in effect until revoked by the applicable holder.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The

City of New York; provided, however, that, with respect to non-United States dollar-denominated notes, the day is also not a day on which commercial banks are authorized or required by law, regulation or executive order to close in the Principal Financial Center, as defined below, of the country issuing the Specified Currency or, if the Specified Currency is Euro, the day is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open; provided, further, that, with respect to notes as to which LIBOR is an applicable Interest Rate Basis, the day is also a London Banking Day. “London Banking Day” means a day on which commercial banks are open for business, including dealings in the LIBOR Currency, as defined below, in London.

“Principal Financial Center” means:

(1)	the capital city of the country issuing the Specified Currency, except that with respect to United States dollars, Australian dollars, Canadian dollars, South African rand and Swiss francs, the “Principal Financial Center” will be The City of New York, Sydney and Melbourne, Toronto, Johannesburg and Zurich, respectively, or

(2)	the capital city of the country to which the LIBOR Currency relates, except that with respect to United States dollars, Australian dollars, Canadian dollars, South African rand and Swiss francs, the “Principal Financial Center” will be The City of New York, Sydney, Toronto, Johannesburg and Zurich, respectively.

Redemption at the Option of ML&Co.

The notes will not be subject to, or entitled to the benefit of, any sinking fund. ML&Co. may redeem the notes at its option before their stated maturity date only if an initial redemption date is specified in the applicable pricing supplement. If so indicated in the applicable pricing supplement, ML&Co. may redeem the notes at its option on any date on and after the applicable initial redemption date specified in the applicable pricing supplement. On and after the initial redemption date, if any, ML&Co. may redeem the related note at any time in whole or from time to time in part at its option at the applicable redemption price referred to below together with interest on the principal of the applicable note payable to the redemption date, on notice given, unless otherwise specified in the applicable pricing supplement, not more than 60 nor less than 30 days before the redemption date. ML&Co. will redeem the notes in increments of $1,000, provided that any remaining principal amount will be an authorized denomination of the applicable note. Unless otherwise specified in the applicable pricing supplement, the redemption price with respect to a note will initially mean a percentage, the initial redemption percentage, of the principal amount of the note to be redeemed specified in the applicable pricing supplement and shall decline at each anniversary of the initial redemption date by a percentage specified in the applicable pricing supplement, of the principal amount to be redeemed until the redemption price is 100% of the principal amount.

Repayment at the Option of the Holder

If so indicated in an applicable pricing supplement, ML&Co. will repay the notes in whole or in part at the option of the holders of the notes on any optional repayment date specified in the applicable pricing supplement. If no optional repayment date is indicated with respect to a note, it will not be repayable at the option of the holder before its stated maturity date. Any repayment in part will be in an amount equal to $1,000 or integral multiples of $1,000, provided that any remaining principal amount will be an authorized denomination of the applicable note. The repurchase price for any note repurchased will be 100% of the principal amount to be repaid, together with interest on the principal of the applicable note payable to the date of repayment. For any note to be repaid, the trustee must receive, at its office maintained for such purpose in the Borough of Manhattan, The City of New York, currently the corporate trust office of the trustee, not more than 60 nor less than 30 days before the optional repayment date, the particular note being repaid:

•	in the case of a note in certificated form, the form entitled “Option to Elect Repayment” duly completed, or

•	in the case of a note in book-entry form, instructions to that effect from the applicable beneficial owner thereof to the depository and forwarded by the depository.

Notices of elections from a holder to exercise the repayment option must be received by the trustee by 5:00 p.m., New York City time, on the last day for giving notice. Exercise of the repayment option by the holder of a note will be irrevocable.

Only the depository may exercise the repayment option in respect of global securities representing notes in book-entry form. Accordingly, beneficial owners of global securities that desire to have all or any portion of the notes in book-entry form represented by global securities repaid must instruct the participant through which they own their interest to direct the depository to exercise the repayment option on their behalf by forwarding the repayment instructions to the trustee as discussed above. In order to ensure that the instructions are received by the trustee on a particular day, the applicable beneficial owner must so instruct the participant through which it owns its interest before that participant’s deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners of notes in book-entry form should consult the participants through which they own their interest for the respective deadlines. All instructions given to participants from beneficial owners of notes in book-entry form relating to the option to elect repayment will be irrevocable. In addition, at the time instructions are given, each beneficial owner will cause the participant through which it owns its interest to transfer its interest in the global security or securities representing the related notes in book-entry form, on the depository’s records, to the trustee. See “—Book-Entry Notes”.

If applicable, ML&Co. will comply with the requirements of Section 14(e) of the Exchange Act and the rules promulgated thereunder and any other securities laws or regulations in connection with any repayment at the option of the holder.

ML&Co. may at any time purchase notes at any price or prices in the open market or otherwise. Notes so purchased by ML&Co. may, at the discretion of ML&Co., be held, resold or surrendered to the trustee for cancellation.

Interest

Each interest-bearing note will bear interest from the date of issue at the rate per annum, in the case of a fixed rate note, or pursuant to the interest rate formula, in the case of a floating rate note, in each case as stated in the applicable pricing supplement until the principal of the note is paid or made available for payment. Interest will be payable in arrears on each interest payment date specified in the applicable pricing supplement on which an installment of interest is due and payable and at Maturity. The first payment of interest on any note originally issued between a regular record date and the related interest payment date will be made on the interest payment date immediately following the next succeeding regular record date to the holder on the next succeeding regular record date. The regular record date will be the fifteenth calendar day, whether or not a Business Day, immediately preceding the related interest payment date.

Fixed Rate Notes

Each fixed rate note will bear interest from, and including, the date of issue, at the rate per annum stated on the face of the note until the principal amount of the note is paid or made available for payment. Interest payments on fixed rate notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or from, and including, the date of issue, if no interest has been paid with respect to the applicable fixed rate notes, to, but excluding, the applicable interest payment date or Maturity, as the case may be. Unless otherwise specified in the applicable pricing supplement, interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

Interest on fixed rate notes will be payable semiannually on May 15 and November 15 of each year and at Maturity. If any interest payment date or the Maturity of a fixed rate note falls on a day that is not a Business Day, the related payment of principal, premium, if any, or interest will be made on the next succeeding Business Day as if made on the date the applicable payment was due, and no interest will accrue on the amount payable for the period from and after the interest payment date or Maturity, as the case may be.

Floating Rate Notes

Interest on floating rate notes will be determined by reference to the applicable Interest Rate Basis or Interest Rate Bases, which may be one or more of:

•	the CD Rate,

•	the CMT Rate,

•	the Commercial Paper Rate,

•	the Eleventh District Cost of Funds Rate,

•	the Federal Funds Rate,

•	LIBOR,

•	the Prime Rate,

•	the Treasury Rate, or

•	any other Interest Rate Basis or interest rate formula that is specified in the applicable pricing supplement.

A floating rate note may bear interest with respect to two or more Interest Rate Bases.

Each applicable pricing supplement will specify certain terms of the floating rate note being delivered, including:

•	whether the floating rate note is

•	a “Regular Floating Rate Note”,

•	a “Inverse Floating Rate Note”, or

•	a “Floating Rate/Fixed Rate Note”,

•	the Interest Rate Basis or Bases,

•	the Initial Interest Rate,

•	the Interest Reset Dates,

•	the interest payment dates,

•	the period to maturity of the instrument or obligation with respect to which the Interest Rate Basis or Bases will be calculated (the “Index Maturity”),

•	the Maximum Interest Rate and Minimum Interest Rate, if any,

•	the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases (the “Spread”),

•	the percentage of the related Interest Rate Basis or Bases by which the Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate (the “Spread Multiplier”), and

•	if one or more of the specified Interest Rate Bases is LIBOR, the LIBOR Currency and the LIBOR Page.

The interest rate borne by the floating rate notes will be determined as follows:

Regular Floating Rate Notes.    Unless a floating rate note is designated as a Floating Rate/Fixed Rate Note or an Inverse Floating Rate Note or as having an Addendum attached or as having “Other Provisions” apply relating to a different interest rate formula, it will be a “Regular Floating Rate Note” and will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases:

•	plus or minus the applicable Spread, if any, and/or

•	multiplied by the applicable Spread Multiplier, if any.

Commencing on the first Interest Reset Date, the rate at which interest on the Regular Floating Rate Note will be payable will be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

Floating Rate/Fixed Rate Notes.    If a floating rate note is designated as a “Floating Rate/Fixed Rate Note”, it will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases:

•	plus or minus the applicable Spread, if any, and/or

•	multiplied by the applicable Spread Multiplier, if any.

Commencing on the first Interest Reset Date, the rate at which interest on the Floating Rate/Fixed Rate Note will be payable will be reset as of each Interest Reset Date; provided, however, that:

•	the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate, and

•	the interest rate in effect commencing on, and including, the date on which interest begins to accrue on a fixed rate basis to Maturity will be the Fixed Interest Rate, if the rate is specified in the applicable pricing supplement, or if no Fixed Interest Rate is specified, the interest rate in effect on the Floating Rate/Fixed Rate Note on the day immediately preceding the date on which interest begins to accrue on a fixed rate basis.

Inverse Floating Rate Notes.    If a floating rate note is designated as an “Inverse Floating Rate Note” it will bear interest equal to the Fixed Interest Rate specified in the related pricing supplement minus the rate determined by reference to the applicable Interest Rate Basis or Bases:

•	plus or minus the applicable Spread, if any, and/or

•	multiplied by the applicable Spread Multiplier, if any;

provided, however, that the interest rate on the applicable Inverse Floating Rate Note will not be less than zero percent. Commencing on the first Interest Reset Date, the rate at which interest on the Inverse Floating Rate

Note is payable will be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

The interest rate derived from an Interest Rate Basis will be determined in accordance with the applicable provisions below. The interest rate in effect on each day will be based on:

•	if the day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date, as defined below, immediately preceding the applicable Interest Reset Date, or

•	if the day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date.

Interest Reset Dates.    The applicable pricing supplement will specify the dates on which the interest rate on the related floating rate note will be reset, each an “Interest Reset Date”. The Interest Reset Date will be, in the case of floating rate notes which reset:

•	daily—each Business Day;

•	weekly—the Wednesday of each week, with the exception of weekly reset Floating Rate Notes as to which the Treasury Rate is an applicable Interest Rate Basis, which will reset the Tuesday of each week;

•	monthly—the third Wednesday of each month, with the exception of monthly reset Floating Rate Notes as to which the Eleventh District Cost of Funds Rate is an applicable Interest Rate Basis, which will reset on the first calendar day of the month;

•	quarterly—the third Wednesday of March, June, September and December of each year;

•	semiannually—the third Wednesday of the two months specified in the applicable pricing supplement; and

•	annually—the third Wednesday of the month specified in the applicable pricing supplement;

provided, however, that with respect to Floating Rate/Fixed Rate Notes, the rate of interest will not reset after the applicable date on which interest on a fixed rate basis begins to accrue.

If any Interest Reset Date for any floating rate note would otherwise be a day that is not a Business Day, the applicable Interest Reset Date will be postponed to the next succeeding day that is a Business Day, except that in the case of a floating rate note as to which LIBOR is an applicable Interest Rate Basis, if the Business Day falls in the next succeeding calendar month, then the applicable Interest Reset Date will be the immediately preceding Business Day.

Maximum and Minimum Interest Rates.    A floating rate note may also have either or both of the following:

•	a maximum numerical limitation, or ceiling, on the rate at which interest may accrue during any interest period (a “Maximum Interest Rate”), and

•	a minimum numerical limitation, or floor, on the rate at which interest may accrue during any period (a “Minimum Interest Rate”).

The 1983 Indenture is, and any notes issued under the 1983 Indenture will be, governed by and construed in accordance with the laws of the State of New York. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to securities in which $2,500,000 or more has been invested. While ML&Co. believes that New York law would be given effect by a state or federal court sitting outside of New York, state laws frequently regulate the amount of interest that may be charged to and paid by a borrower, including, in some cases, corporate borrowers. It is suggested that prospective investors consult their personal advisors with respect to the applicability of these laws. ML&Co. has agreed for the benefit of the beneficial owners of the notes, to the extent permitted by law, not to claim voluntarily the benefits of any laws concerning usurious rates of interest against a beneficial owner of the notes.

Interest Payments.    Each applicable pricing supplement will specify the dates on which interest will be payable. Each floating rate note will bear interest from the date of issue at the rates specified in the applicable floating rate note until the principal of the applicable note is paid or otherwise made available for payment. The interest payment dates with respect to floating rate notes will be, in the case of floating rate notes which reset:

•	daily, weekly or monthly—the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement;

•	quarterly—the third Wednesday of March, June, September and December of each year;

•	semiannually—the third Wednesday of the two months of each year specified in the applicable pricing supplement;

•	annually—the third Wednesday of the month of each year specified in the applicable pricing supplement; and

•	at Maturity.

If any interest payment date for any floating rate note, other than an interest payment date at Maturity, would otherwise be a day that is not a Business Day, the interest payment date will be postponed to the next succeeding day that is a Business Day except that in the case of a floating rate note as to which LIBOR is an applicable Interest Rate Basis, if the Business Day falls in the next succeeding calendar month, the applicable interest payment date will be the immediately preceding Business Day. If the Maturity of a floating rate note falls on a day that is not a Business Day, we will make the required payment of principal, premium, if any, and interest on the next succeeding Business Day, and no additional interest on such payment will accrue for the period from and after the Maturity.

All percentages resulting from any calculation on floating rate notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545%, or .09876545, would be rounded to 9.87655%, or .0987655. All dollar amounts used in or resulting from any calculation on floating rate notes will be rounded to the nearest cent with one-half cent being rounded upward.

Interest payments on floating rate notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or from and including the date of issue, if no interest has been paid, to but excluding the related interest payment date or Maturity.

With respect to each floating rate note, accrued interest is calculated by multiplying its principal amount by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day in the period for which accrued interest is being calculated.

•	In the case of notes for which the Interest Rate Basis is the CD Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR or the Prime Rate, the interest factor for each day will be computed by dividing the interest rate applicable to each day by 360.

•	In the case of notes for which the Interest Rate Basis is the CMT Rate or the Treasury Rate, the interest factor for each day will be computed by dividing the interest rate applicable to each day by the actual number of days in the year.

•	The interest factor for notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in each period in the same manner as if only one of the applicable Interest Rate Bases applied.

Interest Determination Dates.    The interest rate applicable to each interest reset period commencing on the Interest Reset Date with respect to that interest reset period will be the rate determined as of the applicable “Interest Determination Date”.

•	The Interest Determination Date with respect to the Federal Funds Rate and the Prime Rate will be the Business Day immediately preceding the related Interest Reset Date.

•	The Interest Determination Date with respect to the CD Rate, the CMT Rate and the Commercial Paper Rate will be the second Business Day preceding the related Interest Reset Date.

•	The Interest Determination Date with respect to the Eleventh District Cost of Funds Rate will be the last working day of the month immediately preceding the related Interest Reset Date on which the Federal Home Loan Bank of San Francisco publishes the Index, as defined below.

•	The Interest Determination Date with respect to LIBOR will be the second London Banking Day preceding the related Interest Reset Date.

•	The Interest Determination Date with respect to the Treasury Rate will be the day in the week in which the related Interest Reset Date falls on which day Treasury Bills, as defined below, are normally auctioned. Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday; provided, however, that if an auction is held on the Friday of the week preceding the Interest Reset Date, the related Interest Determination Date will be the preceding Friday.

•	The Interest Determination Date pertaining to a floating rate note the interest rate of which is determined with reference to two or more Interest Rate Bases will be the latest Business Day which is at least two Business Days before the related Interest Reset Date for the applicable floating rate note on which each Interest Reset Basis is determinable. Each Interest Rate Basis will be determined on the Interest Determination Date, and the applicable interest rate will take effect on the related Interest Reset Date.

Calculation Date.    MLPF&S will be the calculation agent. Upon the request of the holder of any floating rate note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next Interest Reset Date with respect to that floating rate note. Unless otherwise specified in the applicable pricing supplement, the calculation date, if applicable, pertaining to any Interest Determination Date will be the earlier of:

•	the tenth calendar day after the applicable Interest Determination Date, or, if the tenth calendar day is not a Business Day, the next succeeding Business Day, or

•	the Business Day immediately preceding the applicable Interest Payment Date or Maturity, as the case may be.

CD Rate.     “CD Rate” means:

(1)	the rate on the particular Interest Determination Date for negotiable United States dollar certificates of deposit having the Index Maturity specified in the applicable pricing supplement as published in H.15(519), as defined below, under the caption “CDs (secondary market)”, or

(2)	if the rate referred to in clause (1) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate on the particular Interest Determination Date for negotiable United States dollar certificates of deposit of the particular Index Maturity as published in H.15 Daily Update, as defined below, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “CDs (secondary market)”, or

(3)	if the rate referred to in clause (2) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate on the particular Interest Determination Date calculated by the calculation agent as the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on that Interest Determination Date, of three leading non-bank dealers in negotiable United States dollar certificates of deposit in The City of New York, which may include the agent or its affiliates, selected by the calculation agent for negotiable United States dollar certificates of deposit of major United States money market banks for negotiable United States certificates of deposit with a remaining maturity closest to the particular Index Maturity in an amount that is representative for a single transaction in that market at that time, or

(4)	if the dealers selected by the calculation agent are not quoting as mentioned in clause (3), the CD Rate in effect on the particular Interest Determination Date.

“H.15(519)” means the weekly statistical release designated as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System.

“H.15 Daily Update” means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.

CMT Rate.     “CMT Rate” means:

(1)	if CMT Moneyline Telerate Page 7051 is specified in the applicable pricing supplement:

(a)	the percentage equal to the yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption “Treasury Constant Maturities”, as the yield is displayed on Moneyline Telerate, or any successor service, on page 7051, or any other page as may replace page 7051 on that service (“Moneyline Telerate Page 7051”), for the particular Interest Determination Date, or

(b)	if the rate referred to in clause 1(a) does not appear on Moneyline Telerate Page 7051, the percentage equal to the yield for United States Treasury securities at “constant maturity” having the particular Index Maturity and for the particular Interest Determination Date as published in H.15(519) under the caption “Treasury Constant Maturities”, or

(c)	if the rate referred to in clause 1(b) does not appear in H.15(519), the rate on the particular Interest Determination Date for the period of the particular Index Maturity as may then be published by either the Federal Reserve System Board of Governors or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate which would otherwise have been published in H.15(519), or

(d)	if the rate referred to in clause 1(c) is not published, the rate on the particular Interest Determination Date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on that Interest Determination Date of three leading primary United States government securities dealers in The City of New York, which may include the agent or its affiliates (each, a “Reference Dealer”), selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the particular Index Maturity, a remaining term to maturity no more than 1 year shorter than that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

(e)	if fewer than five but more than two of the prices referred to in clause 1(d) are provided as requested, the rate on the particular Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations will be eliminated, or

(f)

if fewer than three prices referred to in clause 1(d) are provided as requested, the rate on the particular Interest Determination Date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on that Interest Determination Date of three Reference Dealers selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the particular Index Maturity, a remaining term to maturity closest to that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

(g)	if fewer than five but more than two prices referred to in clause 1(f) are provided as requested, the rate on the particular Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations will be eliminated, or

(h)	if fewer than three prices referred to in clause 1(f) are provided as requested, the CMT Rate in effect on the particular Interest Determination Date.

(2)	if CMT Moneyline Telerate Page 7052 is specified in the applicable pricing supplement:

(a)	the percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) opposite the caption “Treasury Constant Maturities”, as the yield is displayed on Moneyline Telerate, or any successor service, on page 7052, or any other page as may replace page 7052 on that service (“Moneyline Telerate Page 7052”), for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the particular Interest Determination Date falls, or

(b)	if the rate referred to in clause 2(a) does not appear on Moneyline Telerate Page 7052, the percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at “constant maturity” having the particular Index Maturity and for the week or month, as applicable, preceding the particular Interest Determination Date as published in H.15(519) opposite the caption “Treasury Constant Maturities”, or

(c)	if the rate referred to in clause 2(b) does not appear in H.15(519), the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at “constant maturity” having the particular Index Maturity as otherwise announced by the Federal Reserve Bank of New York for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the particular Interest Determination Date falls, or

(d)	the rate referred to in clause 2(c) is not published, the rate on the particular Interest Determination Date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on that Interest Determination Date of three Reference Dealers selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the particular Index Maturity, a remaining term to maturity no more than 1 year shorter than that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

(e)	if fewer than five but more than two of the prices referred to in clause 2(d) are provided as requested, the rate on the particular Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations will be eliminated, or

(f)	if fewer than three prices referred to in clause 2(d) are provided as requested, the rate on the particular Interest Determination Date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on that Interest Determination Date of three Reference Dealers selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the particular Index Maturity, a remaining term to maturity closest to that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

(g)	if fewer than five but more than two prices referred to in clause 2(f) are provided as requested, the rate on the particular Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest or the lowest of the quotations will be eliminated, or

(h)	if fewer than three prices referred to in clause 2(f) are provided as requested, the CMT Rate in effect on the particular Interest Determination Date.

If two United States Treasury securities with an original maturity greater than the Index Maturity specified in the applicable pricing supplement have remaining terms to maturity equally close to the particular Index Maturity, the quotes for the United States Treasury security with the shorter original remaining term to maturity will be used.

Commercial Paper Rate.    “Commercial Paper Rate” means:

(1)	the Money Market Yield, as defined below, on the particular Interest Determination Date of the rate for commercial paper having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption “Commercial Paper-Nonfinancial”, or

(2)	if the rate referred to in clause (1) is not published by 3:00 P.M., New York City time, on the related calculation date, the Money Market Yield of the rate on the particular Interest Determination Date for commercial paper having the particular Index Maturity as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Commercial Paper—Nonfinancial”, or

(3)	if the rate referred to in clause (2) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate on the particular Interest Determination Date calculated by the calculation agent as the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on that Interest Determination Date of three leading dealers of United States dollar commercial paper in The City of New York, which may include the agent and its affiliates, selected by the calculation agent for commercial paper having the particular Index Maturity placed for industrial issuers whose bond rating is “Aa”, or the equivalent, from a nationally recognized statistical rating organization, or

(4)	if the dealers selected by the calculation agent are not quoting as mentioned in clause (3), the Commercial Paper Rate in effect on the particular Interest Determination Date.

“Money Market Yield” means a yield calculated in accordance with the following formula and expressed as a percentage:

Money Market Yield	=	D × 360	×	100
360 – (D × M)

where “D” refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and “M” refers to the actual number of days in the applicable interest period.

Eleventh District Cost of Funds Rate.    “Eleventh District Cost of Funds Rate” means:

(1)	the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which the particular Interest Determination Date falls as set forth under the caption “11th District” on the display on Moneyline Telerate, or any successor service, on page 7058 or any other page as may replace page 7058 on that service (“Moneyline Telerate Page 7058”) as of 11:00 A.M., San Francisco time, on that Interest Determination Date, or

(2)	if the rate referred to in clause (1) does not appear on Moneyline Telerate Page 7058, the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the “Index”) by the Federal Home Loan Bank of San Francisco as the cost of funds for the calendar month immediately preceding that Interest Determination Date, or

(3)	if the Federal Home Loan Bank of San Francisco fails to announce the Index on or prior to the particular Interest Determination Date for the calendar month immediately preceding that Interest Determination Date, the Eleventh District Cost of Funds Rate in effect on the particular Interest Determination Date.

Federal Funds Rate.    “Federal Funds Rate” means:

(1)	the rate on the particular Interest Determination Date for United States dollar federal funds as published in H.15(519) under the caption “Federal Funds (Effective)” and displayed on Moneyline Telerate or any successor service on page 120 or any other page as may replace page 120 on that service (“Moneyline Telerate Page 120”), or

(2)	if the rate referred to in clause (1) does not appear on Moneyline Telerate Page 120 or is not published by 3:00 P.M., New York City time, on the related calculation date, the rate on the particular Interest Determination Date for United States dollar federal funds as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Federal Funds (Effective)”, or

(3)	if the rate referred to in clause (2) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate on the particular Interest Determination Date calculated by the calculation agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include the agent or its affiliates, selected by the calculation agent prior to 9:00 A.M., New York City time, on that Interest Determination Date, or

(4)	if the brokers selected by the calculation agent are not quoting as mentioned in clause (3), the Federal Funds Rate in effect on the particular Interest Determination Date.

LIBOR.    “LIBOR” means:

(1)	if “LIBOR Moneyline Telerate” is specified in the applicable pricing supplement or if neither “LIBOR Reuters” nor “LIBOR Moneyline Telerate” is specified in the applicable pricing supplement as the method for calculating LIBOR, the rate for deposits in the LIBOR Currency, as defined below, having the Index Maturity specified in the applicable pricing supplement, commencing on the related Interest Reset Date, that appears on the LIBOR Page, as defined below, as of 11:00 A.M., London time, on the particular Interest Determination Date, or

(2)

if “LIBOR Reuters” is specified in the applicable pricing supplement, the arithmetic mean of the offered rates calculated by the calculation agent, or the offered rate if the LIBOR Page by its terms provides only for a single rate, for deposits in the LIBOR Currency having the particular Index Maturity, commencing on the related Interest Reset Date, that appear or appears, as the case may be, on the LIBOR Page as of 11:00 A.M., London time, on the particular Interest Determination Date, or

(3)	if fewer than two offered rates appear, or no rate appears, as the case may be, on the particular Interest Determination Date on the LIBOR Page as specified in clause (1) or (2), as applicable, the rate calculated by the calculation agent as the arithmetic mean of at least two offered quotations obtained by the calculation agent after requesting the principal London offices of each of four major reference banks, which may include affiliates of the agent, in the London interbank market to provide the calculation agent with its offered quotation for deposits in the LIBOR Currency for the period of the particular Index Maturity, commencing on the related Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in the LIBOR Currency in that market at that time, or

(4)	if fewer than two offered quotations referred to in clause (3) are provided as requested, the rate calculated by the calculation agent as the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial Center, on the particular Interest Determination Date by three major banks, which may include affiliates of the agent, in that Principal Financial Center selected by the calculation agent for loans in the LIBOR Currency to leading European banks, having the particular Index Maturity and in a principal amount that is representative for a single transaction in the LIBOR Currency in that market at that time, or

(5)	if the banks selected by the calculation agent are not quoting as mentioned in clause (4), LIBOR in effect on the particular Interest Determination Date.

“LIBOR Currency” means the currency specified in the applicable pricing supplement as to which LIBOR will be calculated or, if no currency is specified in the applicable pricing supplement, United States dollars.

“LIBOR Page” means either:

•	if “LIBOR Moneyline Telerate” is specified in the applicable pricing supplement or neither “LIBOR Reuters” nor “LIBOR Moneyline Telerate” is specified in the applicable pricing supplement as the method for calculating LIBOR, the display on Moneyline Telerate or any successor service on the page specified in the pricing supplement or any page as may replace the specified page on that service for the purpose of displaying the London interbank rates of major banks for the LIBOR Currency, or

•	if “LIBOR Reuters” is specified in the applicable pricing supplement, the display on the Reuter Monitor Money Rates Service or any successor service on the page specified in the applicable pricing supplement or any other page as may replace the specified page on that service for the purpose of displaying the London interbank rates of major banks for the LIBOR Currency.

Prime Rate.    “Prime Rate” means:

(1)	the rate on the particular Interest Determination Date as published in H.15(519) under the caption “Bank Prime Loan”, or

(2)	if the rate referred to in clause (1) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate on the particular Interest Determination Date as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Bank Prime Loan”, or

(3)	if the rate referred to in clause (2) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate on the particular Interest Determination Date calculated by the calculation agent as the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US PRIME 1 Page, as defined below, as the applicable bank’s prime rate or base lending rate as of 11:00 A.M., New York City time, on that Interest Determination Date, or

(4)	if fewer than four rates referred to in clause (3) are published by 3:00 P.M., New York City time, on the related calculation date, the rate on the particular Interest Determination Date calculated by the calculation agent as the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on that Interest Determination Date by three major banks, which may include affiliates of the agent, in The City of New York selected by the calculation agent, or

(5)	if the banks selected by the calculation agent are not quoting as mentioned in clause (4), the Prime Rate in effect on the particular Interest Determination Date.

“Reuters Screen US PRIME 1 Page” means the display on the Reuter Monitor Money Rates Service or any successor service on the “US PRIME 1” page or any other page as may replace that page on that service for the purpose of displaying prime rates or base lending rates of major United States banks.

Treasury Rate.    “Treasury Rate” means:

(1)	the rate from the auction held on the particular Interest Determination Date (the “Auction”) of direct obligations of the United States (“Treasury Bills”) having the Index Maturity specified in the applicable pricing supplement under the caption “INVESTMENT RATE” on the display on Moneyline Telerate or any successor service on page 56 or any other page as may replace page 56 or page 57 or any other page as may replace page 57, or

(2)	if the rate referred to in clause (1) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate of Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Auction High”, or

(3)	if the rate referred to in clause (2) is not published by 3:00 P.M., New York City time, on the related calculation date, the Bond Equivalent Yield, as defined below, of the auction rate of the applicable Treasury Bills as announced by the United States Department of the Treasury, or

(4)	if the rate referred to in clause (3) is not announced by the United States Department of the Treasury, or if the Auction is not held, the Bond Equivalent Yield of the rate on the particular Interest Determination Date of the applicable Treasury Bills as published in H.15(519) under the caption “U.S. Government Securities/Treasury Bills/Secondary Market”, or

(5)	if the rate referred to in clause (4) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate on the particular Interest Determination Date of the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Secondary Market”, or

(6)	if the rate referred to in clause (5) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate on the particular Interest Determination Date calculated by the calculation agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on that Interest Determination Date, of three primary United States government securities dealers, which may include the agent or its affiliates, selected by the calculation agent, for the issue of Treasury Bills with a remaining maturity closest to the particular Index Maturity, or

(7)	if the dealers selected by the calculation agent are not quoting as mentioned in clause (6), the Treasury Rate in effect on the particular Interest Determination Date.

“Bond Equivalent Yield” means a yield calculated in accordance with the following formula and expressed as a percentage:

Bond Equivalent Yield	=	D × N 360 – (D × M)	×	100

where “D” refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable interest period.

“Moneyline Telerate page 56” or “Moneyline Telerate page 57” means the display on Moneyline Telerate page 56 or 57 or any successor service or page thereto for the purpose of displaying the rate for direct obligations of the United States.

“H.15(519)” means the weekly statistical release designated as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System.

“H.15 Daily Update” means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.

Other Provisions; Addenda

Any provisions with respect to an issue of notes, including the determination of one or more Interest Rate Bases, the specification of one or more Interest Rate Bases, the calculation of the interest rate applicable to a floating rate note, the applicable interest payment dates, the stated maturity date, any redemption or repayment provisions or any other matter relating to the applicable notes may be modified by the terms as specified under “Other Provisions” on the face of the applicable notes or in an Addendum relating to the applicable notes, if so specified on the face of the applicable notes and in the applicable pricing supplement.

Original Issue Discount Notes

ML&Co. may from time to time offer notes at a price less than their redemption price at Maturity, resulting in the applicable notes being treated as if they were issued with original issue discount for federal income tax purposes (“Original Issue Discount Notes”). Original Issue Discount Notes may currently pay no interest or interest at a rate which at the time of issuance is below market rates. Additional considerations relating to any Original Issue Discount Notes will be specified in the applicable pricing supplement.

Amortizing Notes

ML&Co. may from time to time offer notes (“Amortizing Notes”), with amounts of principal and interest payable in installments over the term of the notes. Unless otherwise specified in the applicable pricing supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable on the Amortizing Notes and then to the reduction of the unpaid principal amount of the Amortizing Notes. Further information concerning additional terms and conditions of any issue of Amortizing Notes will be specified in the applicable pricing supplement. A table setting forth repayment information in respect of each Amortizing Note will be specified in the applicable pricing supplement.

Linked Notes

ML&Co. may from time to time offer notes (“Linked Notes”) the principal value of which at Maturity will be determined by reference to:

(a)	one or more equity or debt securities, including, but not limited to, the price or yield of such securities,

(b)	any statistical measure of economic or financial performance, including, but not limited to, any currency, consumer price or mortgage index, or

(c)	the price or value of any commodity or any other item or index or any combination thereof,

(collectively, the “Linked Securities”). The payment or delivery of any consideration on any Linked Note at Maturity will be determined by the decrease or increase, as applicable, in the price or value of the applicable Linked Securities. The terms of and any additional considerations, including any material tax consequences, relating to any Linked Notes will be specified in the applicable pricing supplement.

Extendible Maturity Notes

ML&Co. may from time to time offer notes (“Extendible Maturity Notes”) with the option to extend the maturity of the notes to one or more dates indicated in the notes and the applicable pricing supplement. The terms of and any additional considerations relating to any Extendible Maturity Notes will be specified in the applicable pricing supplement.

Book-Entry Notes

Description of the Global Securities

Upon issuance, all notes in book-entry form having the same date of issue, Maturity and otherwise having identical terms and provisions will be represented by one or more fully registered global notes (the “Global Notes”). Each Global Note will be deposited with, or on behalf of, The Depository Trust Company as depository registered in the name of the depository or a nominee of the depository. Unless and until it is exchanged in whole or in part for notes in certificated form, no Global Note may be transferred except as a whole by the depository to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any such nominee to a successor of the depository or a nominee of the successor.

DTC Procedures

The following is based on information furnished by the depository:

The depository will act as securities depository for the notes in book-entry form. The notes in book-entry form will be issued as fully registered securities registered in the name of Cede & Co., the depository’s partnership nominee. One fully registered Global Note will be issued for each issue of notes in book-entry form, each in the aggregate principal amount of the issue, and will be deposited with the depository. If, however, the aggregate principal amount of any issue exceeds $500,000,000, one Global Note will be issued with respect to each $500,000,000 of principal amount and an additional Global Note will be issued with respect to any remaining principal amount of the issue.

The depository is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The depository holds securities that its participants deposit with the depository. The depository also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of the depository include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depository is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc.,

and the National Association of Securities Dealers, Inc. Access to the depository’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to the depository and its participants are on file with the SEC.

Purchasers of notes in book-entry form under the depository’s system must be made by or through direct participants, which will receive a credit for those notes in book-entry form on the depository’s records. The ownership interest of each actual purchaser of each note in book-entry form represented by a Global Note is, in turn, to be recorded on the records of direct participants and indirect participants. Beneficial owners of notes in book-entry form will not receive written confirmation from the depository of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in a Global Note representing notes in book-entry form are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners of a Global Note representing notes in book-entry form will not receive notes in certificated form representing their ownership interests therein, except in the event that use of the book-entry system for such notes in book-entry form is discontinued.

To facilitate subsequent transfers, all Global Notes representing notes in book-entry form which are deposited with, or on behalf of, the depository are registered in the name of the depository’s nominee, Cede & Co. The deposit of Global Notes with, or on behalf of, the depository and their registration in the name of Cede & Co. effect no change in beneficial ownership. The depository has no knowledge of the actual beneficial owners of the Global Notes representing the notes in book-entry form; the depository’s records reflect only the identity of the direct participants to whose accounts such notes in book-entry form are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by the depository to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither the depository nor Cede & Co. will consent or vote with respect to the Global Notes representing the notes in book-entry form. Under its usual procedures, the depository mails an omnibus proxy to ML&Co. as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants, identified in a listing attached to the omnibus proxy, to whose accounts the notes in book-entry form are credited on the applicable record date.

ML&Co. will make principal, premium, if any, and/or interest, if any, payments on the Global Notes representing the notes in book-entry form in immediately available funds to the depository. The depository’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on the depository’s records unless the depository has reason to believe that it will not receive payment on the applicable payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of the applicable participant and not of the depository, the trustee or ML&Co., subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to the depository is the responsibility of ML&Co. and the trustee, disbursement of payments to direct participants will be the responsibility of the depository, and disbursement of payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the notes in book-entry form of like tenor and terms are being redeemed, the depository’s practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

A beneficial owner will give notice of any option to elect to have its notes in book-entry form repaid by ML&Co., through its participant, to the trustee, and will effect delivery of the applicable notes in book-entry form by causing the direct participant to transfer the participant’s interest in the Global Note representing notes in book-entry form, on the depository’s records, to the trustee. The requirement for physical delivery of notes in book-entry form in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Note or Notes representing such notes in book-entry form are transferred by direct participants on the depository’s records.

The depository may discontinue providing its services as securities depository with respect to the notes in book-entry form at any time by giving reasonable notice to ML&Co. or the trustee. In the event that a successor securities depository is not obtained, notes in certificated form are required to be printed and delivered.

ML&Co. may decide to discontinue use of the system of book-entry transfers through the depository or a successor securities depository. In that event, notes in certificated form will be printed and delivered.

The laws of some states may require that certain purchasers of securities take physical delivery of securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Global Notes.

So long as the depository, or its nominee, is the registered owner of a Global Note, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Note for all purposes under the 1983 Indenture. Except as provided below, beneficial owners of a Global Note will not be entitled to have the notes represented by a Global Note registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders thereof under the 1983 Indenture. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the depository and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the 1983 Indenture. ML&Co. understands that under existing industry practices, in the event that ML&Co. requests any action of holders or that an owner of a beneficial interest in a Global Note desires to give or take any action which a holder is entitled to give or take under the 1983 Indenture, the depository would authorize the participants holding the relevant beneficial interests to give or take the desired action, and the participants would authorize beneficial owners owning through the participants to give or take the desired action or would otherwise act upon the instructions of beneficial owners.

Exchange for Notes in Certificated Form

If:

(a)	the depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by ML&Co. within 60 days,

(b)	ML&Co. executes and delivers to the trustee a company order to the effect that the Global Notes shall be exchangeable, or

(c)	an Event of Default has occurred and is continuing with respect to the notes,

the Global Note or Global Notes will be exchangeable for notes in certificated form of like tenor and of an equal aggregate principal amount, in denominations of $1,000 and integral multiples of $1,000. The certificated notes will be registered in the name or names as the depository instructs the trustee. It is expected that instructions may be based upon directions received by the depository from participants with respect to ownership of beneficial interests in Global Notes.

The information in this section concerning the depository and the depository’s system has been obtained from sources that ML&Co. believes to be reliable, but ML&Co. takes no responsibility for the accuracy of the information.

UNITED STATES FEDERAL INCOME TAXATION

The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change, including changes in effective dates, or possible differing interpretations. It deals only with notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding notes as a hedge against currency risks or as a position in a “straddle” or as part of a “hedging” or “conversion” transaction for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers, except where otherwise specifically noted. Persons considering the purchase of the notes should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the notes arising under the laws of any other taxing jurisdiction.

As used in this prospectus, the term “U.S. Holder” means a beneficial owner of a note that is for United States Federal income tax purposes:

(1)	a citizen or resident of the United States,

(2)	a corporation or a partnership (including an entity treated as a corporation or a partnership for United States Federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise),

(3)	an estate whose income is subject to United States Federal income tax regardless of its source,

(4)	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or

(5)	any other person whose income or gain in respect of a note is effectively connected with the conduct of a United States trade or business.

Certain trusts not described in clause (4) above in existence on August 20, 1996 that elect to be treated as a United States person will also be a U.S. Holder for purposes of the following discussion. As used herein, the term “non-U.S. Holder” means a beneficial owner of a note that is not a U.S. Holder.

U.S. Holders

Payments of Interest.    Payments of interest on a note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder’s regular method of tax accounting).

Original Issue Discount.    The following summary is a general discussion of the United States Federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of notes issued with original issue discount (“Discount Notes”). The following summary is based upon final Treasury regulations (the

“OID Regulations”) released by the Internal Revenue Service (“IRS”) on January 27, 1994, as amended on June 11, 1996, under the original issue discount provisions of the Code.

For United States Federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a note over its issue price, if such excess equals or exceeds a de minimis amount (generally  1/4 of 1% of the note’s stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a note providing for the payment of any amount other than qualified stated interest (as defined below) prior to maturity, multiplied by the weighted average maturity of the note). The issue price of each note in an issue of notes equals the first price at which a substantial amount of the notes has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a note is the sum of all payments provided by the note other than “qualified stated interest” payments. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate or, subject to certain conditions, based on one or more interest indices. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments. In addition, under the OID Regulations, if a note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of the note (e.g., notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on the note or any “true” discount on the note (i.e., the excess of the note’s stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the note would be treated as original issue discount rather than qualified stated interest.

In the case of a note issued with de minimis original issue discount, the U.S. Holder generally must include such de minimis original issue discount in income as stated principal payments on the notes are made in proportion to the stated principal amount of the note. Any amount of de minimis original issue discount that has been included in income shall be treated as capital gain. Payments of qualified stated interest on a note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder’s regular method of tax accounting). A U.S. Holder of a Discount Note must include original issue discount in income as ordinary interest for United States Federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of the U.S. Holder’s regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of a Discount Note is the sum of the daily portions of original issue discount with respect to the Discount Note for each day during the taxable year (or portion of the taxable year) on which the U.S. Holder held the Discount Note. The “daily portion” of original issue discount on any Discount Note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An “accrual period” may be of any length and the accrual periods may vary in length over the term of the Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between

•	the product of the Discount Note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and

•	the amount of any qualified stated interest payments allocable to such accrual period.

Original issue discount allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. The “adjusted issue price” of a Discount Note at the beginning of any accrual period is the sum of the issue price of the Discount Note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Discount Note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

A U.S. Holder who purchases a Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Discount Note after the purchase date other than payments of qualified stated interest, will be considered to have purchased the Discount Note at an “acquisition premium”. Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Discount Note for any taxable year (or portion thereof in which the U.S. Holder holds the Discount Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

Under the OID Regulations, Floating Rate Notes and Indexed Notes (hereinafter “Variable Notes”) are subject to special rules whereby a Variable Note will qualify as a “variable rate debt instrument” if

•	its issue price does not exceed the total noncontingent principal payments due under the Variable Note by more than a specified de minimis amount and

•	it provides for stated interest, paid or compounded at least annually, at current values of:

•	one or more qualified floating rates,

•	a single fixed rate and one or more qualified floating rates,

•	a single objective rate, or

•	a single fixed rate and a single objective rate that is a qualified inverse floating rate.

A “qualified floating rate” is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Note’s issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such cap or floor is fixed throughout the term of the note. An “objective rate” is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer’s stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). A “qualified inverse floating rate” is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. The OID Regulations also provide that if a Variable Note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Variable Note’s issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

If a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a “variable rate debt instrument” under the OID Regulations, and if the interest on a Variable Note is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually, then all stated interest on the Variable Note will constitute qualified stated interest and will be taxed accordingly. Thus, a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a “variable rate debt instrument” under the OID Regulations will generally not be treated as having been issued with original issue discount unless the Variable Note is issued at a “true” discount (i.e., at a price below the Variable Note’s stated principal amount) in excess of a specified de minimis amount. The amount of qualified stated interest and the amount of original issue discount, if any, that accrues during an accrual period on such a Variable Note is determined under the rules applicable to fixed rate debt instruments by assuming that the variable rate is a fixed rate equal to

(1)	in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date, of the qualified floating rate or qualified inverse floating rate, or

(2)	in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Variable Note.

The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

In general, any other Variable Note that qualifies as a “variable rate debt instrument” will be converted into an “equivalent” fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Variable Note. The OID Regulations generally require that such a Variable Note be converted into an “equivalent” fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Variable Note’s issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Note. In the case of a Variable Note that qualifies as a “variable rate debt instrument” and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Note as of the Variable Note’s issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Note is then converted into an “equivalent” fixed rate debt instrument in the manner described above.

Once the Variable Note is converted into an “equivalent” fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the “equivalent” fixed rate debt instrument by applying the general original issue discount rules to the “equivalent” fixed rate debt instrument and a U.S. Holder of the Variable Note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the “equivalent” fixed rate debt instrument. Each accrual period appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the “equivalent” fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Variable Note during the accrual period.

If a Variable Note does not qualify as a “variable rate debt instrument” under the OID Regulations, then the Variable Note would be treated as a contingent payment debt obligation. On June 11, 1996, the Treasury Department issued final regulations (the “CPDI Regulations”) concerning the proper United States Federal income tax treatment of contingent payment debt instruments. In general, the CPDI Regulations would cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of prior United States Federal income tax law. Specifically, the CPDI Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the CPDI Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument will be treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The CPDI Regulations apply to debt instruments issued on or after August 13, 1996. The proper United States Federal income tax treatment of Variable Notes that are treated as contingent payment debt obligations will be more fully described in the applicable pricing supplement. Furthermore, any other special United States Federal income tax considerations, not otherwise discussed herein, which are applicable to any particular issue of notes will be discussed in the applicable pricing supplement.

ML&Co. may issue notes which;

•	may be redeemable at the option of ML&Co. prior to their stated maturity (a “call option”) and/or

•	may be repayable at the option of the holder prior to their stated maturity (a “put option”).

Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased notes.

U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

Foreign-Currency Notes.    The United States Federal income tax consequences of the purchase, ownership and disposition of notes providing for payments denominated in a currency other than U.S. dollars will be more fully described in the applicable pricing supplement.

Short-Term Notes.    Notes that have a fixed maturity of one year or less (“Short-Term Notes”) will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States Federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

Market Discount.    If a U.S. Holder purchases a note, other than a Discount Note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of a Discount Note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased the note at a “market discount”, unless such market discount is less than a specified de minimis amount.

Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of a Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the lesser of:

•	the amount of such payment or realized gain or

•	the market discount which has not previously been included in income and is treated as having accrued on the note at the time of such payment or disposition.

Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. Holder elects to accrue market discount on the basis of a constant interest rate.

A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity of the Note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or a constant interest rate basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States Federal income tax purposes. Such an election will apply to all market discount debt instruments acquired by the U.S. Holder on or after the first day of the taxable year to which such election applies and may be revoked only with the consent of the IRS.

Premium.    If a U.S. Holder purchases a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest, the U.S. Holder will be considered to have purchased the note with “amortizable bond premium” equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the note and may offset interest otherwise required to be included in respect of the note during any taxable year by the amortized amount of such excess for the taxable year. However, if the note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the note. Any election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS.

Disposition of a Note.    Except as discussed above, upon the sale, exchange or retirement of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the U.S. Holder’s initial investment in the note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to the note. Such gain or loss generally will be long-term capital gain or loss if the note were held for more than one year. Long-term capital gains of individuals are subject to reduced capital gain rates while short-term capital gains are subject to ordinary income rates. The deductibility of capital losses is subject to certain limitations. Prospective investors should consult their own tax advisors concerning these tax law provisions.

Non-U.S. Holders

A non-U.S. Holder who is an individual or corporation (or an entity treated as a corporation for federal income tax purposes) holding notes on its own behalf will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of ML&Co., a controlled foreign corporation related to ML&Co. or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the Withholding Agent, as defined below, must have received a statement from the individual or corporation that:

•	is signed under penalties of perjury by the beneficial owner of the note,

•	certifies that such owner is not a U.S. Holder, and

•	provides the beneficial owner’s name and address of the beneficial owner’s permanent residence.

A “Withholding Agent” is any person, U.S. or foreign, that has control, receipt or custody of an amount subject to withholding or who can disburse or make payments of an amount subject to withholding. Generally, the aforementioned statement is made on an IRS Form W-8BEN (“W-8BEN”), which is effective for the period starting on the date the form is signed and ending on the last day of the third succeeding calendar year, unless a change in circumstances makes any information on the form incorrect. Notwithstanding the preceding sentence, a W-8BEN with a U.S. taxpayer identification number will remain effective until a change in circumstances makes any information on the form incorrect, provided that the Withholding Agent reports at least annually to the beneficial owner on IRS Form 1042-S. The beneficial owner must inform the Withholding Agent within 30 days of a change in circumstances that makes any information on the W-8BEN incorrect and must furnish a new W-8BEN. A holder of a note which is not an individual or corporation (or an entity treated as a corporation for United States Federal income tax purposes) holding the notes on its own behalf may have substantially increased reporting requirements. In particular, in the case of notes held by a foreign partnership (or certain foreign trusts), the partnership (or trust) will be required to provide the certification from each of its partners (or beneficiaries), and the partnership (or trust) will be required to provide certain additional information.

A non-U.S. Holder whose income with respect to its investment in a note is effectively connected with the conduct of a U.S. trade or business would generally be taxed as if the holder was a U.S. person provided the holder provides to the Withholding Agent an IRS Form W-8ECI.

Certain securities clearing organizations, and other entities who are not beneficial owners, may be able to provide a signed statement to the Withholding Agent. However, in such case, the signed statement may require a copy of the beneficial owner’s W-8BEN (or substitute form).

Generally, a non-U.S. Holder will not be subject to United States Federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a note, unless such non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and such gain is derived from sources within the United States. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

The notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of ML&Co. or, at the time of such individual’s death, payments in respect of the notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

Backup Withholding

Backup withholding of United States Federal income tax at the applicable statutory rate may apply to payments made in respect of the notes to registered owners who are not “exempt recipients” and who fail to provide certain identifying information, such as the registered owner’s taxpayer identification number, in the required manner.

Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

In addition, upon the sale of a note to (or through) a broker, the broker must backup withhold on the entire purchase price, unless either:

•	the broker determines that the seller is a corporation or other exempt recipient or

•	the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met).

Such a sale must also be reported by the broker to the IRS, unless either:

•	the broker determines that the seller is an exempt recipient or

•	the seller certifies its non-U.S. status (and certain other conditions are met).

Certification of the registered owner’s non-U.S. status would normally be made on an IRS Form W-8BEN under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s United States Federal income tax provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

ML&Co. is offering the notes for sale on a continuing basis through the agent, MLPF&S, who will purchase the notes, as principal, from ML&Co., for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the agent, or, if so specified in an applicable pricing supplement, for resale at a fixed public offering price. Unless otherwise specified in an applicable pricing supplement, any note sold to the agent as principal will be purchased by the agent at a price equal to 100% of the principal amount of the note less a percentage of the principal amount equal to the commission applicable to an agency sale as described below of a note of identical maturity. If agreed to by ML&Co. and the agent, the agent may utilize its reasonable efforts on an agency basis to solicit offers to purchase the notes at 100% of the principal amount of the notes, unless otherwise specified in an applicable pricing supplement. ML&Co. will pay a commission to the agent, ranging from 0.125% to 0.750% of the principal amount of a note, depending upon its stated maturity or, with respect to a note for which the stated maturity is in excess of 30 years, a commission as agreed upon by ML&Co. and the agent at the time of sale, sold through the agent. In connection with the sale of notes, ML&Co. may from time to time engage other agents on the same terms and conditions as MLPF&S to purchase the notes, as principal, from ML&Co. Any such other agents will be identified in the applicable pricing supplement.

The agent may sell notes it has purchased from ML&Co. as principal to other dealers for resale to investors, and may allow any portion of the discount received in connection with such purchases from ML&Co. to such dealers. After the initial public offering of notes, the public offering price, in the case of notes to be resold at a fixed public offering price, the concession and the discount allowed to dealers may be changed.

ML&Co. reserves the right to withdraw, cancel or modify the offer made by this prospectus supplement without notice and may reject orders, in whole or in part, whether placed directly with ML&Co. or through the agent. The agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase notes received by the agent.

Unless otherwise specified in an applicable pricing supplement, payment of the purchase price of the notes will be required to be made in immediately available funds in United States dollars or the Specified Currency, as the case may be, in The City of New York on the date of settlement.

No note will have an established trading market when issued. Unless specified in the applicable pricing supplement, ML&Co. will not list the notes on any securities exchange. The agent may from time to time purchase and sell notes in the secondary market, but the agent is not obligated to do so, and there can be no assurance that there will be a secondary market for the notes or liquidity in the secondary market if one develops. From time to time, the agent may make a market in the notes.

The agent may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended. ML&Co. has agreed to indemnify the agent against or to make contributions relating to certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments the agent may be required to make in respect thereof. ML&Co. has agreed to reimburse the agent for certain expenses.

From time to time, ML&Co. may issue and sell other securities described in the accompanying prospectus, and the amount of notes that ML&Co. may offer and sell under this prospectus supplement may be reduced as a result of such sales.

In connection with the offering of notes purchased by the agent as principal on a fixed price basis, the agent is permitted to engage in certain transactions that stabilize the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the agent creates a short position in the notes in connection with the offering, i.e., if it sells more notes than are set forth on the cover page of this prospectus supplement, the agent may reduce that short position by purchasing notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could have the effect of raising or maintaining the market price of the security or preventing or retarding a decline in the market price of the security. “Naked” short sales are sales in excess of the agent’s overallotment option. Because the agent has no overallotment option with respect to the notes, it would be required to close out a short position in the notes by purchasing notes in the open market.

Neither ML&Co. nor the agent make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither ML&Co. nor the agent makes any representation that the agent will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

MLPF&S may use this prospectus supplement and the accompanying prospectus for offers and sales related to market-making transactions in the notes and for offers and sales related to market-making transactions in Merrill Lynch & Co., Inc., Medium-Term Notes, Series B Due Nine Months or More from Date of Issue, which were issued under a senior indenture, dated as of October 1, 1993, as amended, the provisions of which are identical to the indenture described herein. MLPF&S may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

MLPF&S, a broker-dealer subsidiary of ML&Co., is a member of the National Association of Securities Dealers, Inc. and will participate in distributions of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 2720 of the Conduct Rules of the NASD.

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for ML&Co. and the agent by Sidley Austin Brown & Wood LLP, New York, New York.

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

Due Nine Months or More from Date of Issue

Knock-In Notes

Linked to the performance of JetBlue Airways Corporation common stock due May 23, 2005

(the “Notes”)

PRICING SUPPLEMENT

Merrill Lynch & Co.

May    , 2004